EXECUTION COPY

Exhibit 2.1

SHARE PURCHASE AGREEMENT

AMONG

THE PERSONS LISTED IN SCHEDULE 2.1A HERETO, AS VENDORS,
AND
2159562 ALBERTA LTD., AS PURCHASER,
AND
MISTRAS GROUP, INC., AS PARENT,
AND
ONSTREAM HOLDINGS INC.
DATED AS OF DECEMBER 13, 2018

- i -

- ii -

3.1	Representations and Warranties of the Major Vendors and of the Corporation	13
3.2	Representations and Warranties of the Purchaser and of the Parent	13
3.3	Disclosure	13
3.4	Survival of Representations and Warranties	14
Article 4 COVENANTS		15
4.1	Due Diligence	15
4.2	Insurance	15
4.3	Maintenance and Access to Records	16
4.4	Personal Information Privacy	17
4.5	Release	18
4.6	R&W Insurance Policy	18
4.7	Tax Matters	18
4.8	Name	24
4.9	Consents and Approvals	25
4.10	Filing and Authorizations	25
4.11	Assignment	26
4.12	401(k) Plan	26
Article 5 CLOSING ARRANGEMENTS		26
5.1	Closing	26
5.2	Vendors’ Closing Deliveries	26
5.3	Purchaser Closing Deliveries	28
Article 6 INDEMNIFICATION		29
6.1	Indemnification by the Major Vendors	29
6.2	Indemnification by the Purchaser and the Parent	30
6.3	Limitations on Indemnification	30
6.4	General Indemnification Rules	34

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6.5	Direct Claims	36
6.6	Notice of Third Party Claims	37
6.7	Defence of Third Party Claims	37
6.8	Assistance for Third Party Claims	38
6.9	Duty to Mitigate	39
6.10	Exclusivity of Remedy	39
6.11	Purchase Price Adjustment	39
Article 7 GUARANTOR		39
7.1	Guarantee	39
Article 8 GENERAL		40
8.1	Further Assurances	40
8.2	No Waiver	40
8.3	Cost and Expenses	41
8.4	Confidentiality; Public Announcements	41
8.5	Successors, Assigns and Assignments	42
8.6	Entire Agreement	42
8.7	Amendments and Waivers	43
8.8	Notices	43
8.9	Governing Law and Forum	43
8.10	Severability	44
8.11	Specific Performance and other Discretionary Rights	44
8.12	Post-Acquisition Attorney-Client Issues	44
8.13	Counterparts	46
SCHEDULE 1.1	DEFINITIONS
SCHEDULE 1.1.113	PERMITTED ENCUMBRANCES
SCHEDULE 1.1.162	WORKING CAPITAL
SCHEDULE 2.1A	MAJOR VENDORS, PURCHASED SHARES AND PORTION OF PURCHASE PRICE

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SCHEDULE 2.1B	MINORITY VENDORS, MINORITY VENDORS’ SHARES
SCHEDULE 2.2	CALCULATION OF PURCHASE PRICE AS OF DECEMBER 31, 2017
SCHEDULE 3.1	REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND OF THE CORPORATION
SCHEDULE 3.2	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND OF THE GUARANTOR
SCHEDULE 6.1.2(d)	SPECIAL MATTERS
SCHEDULE 8.8	ADDRESSES

THIS SHARE PURCHASE AGREEMENT is made as of December 13, 2018.

AMONG:	THE PERSONS LISTED IN SCHEDULE 2.1A HERETO (the “Major Vendors”)
AND:	2159562 ALBERTA LTD., a corporation duly constituted under the laws of Canada;
(the “Purchaser”)
AND:	;
(the “Parent”)
AND TO WHICH INTERVENES:	;
(the “Corporation”)

WHEREAS the Major Vendors are the owners, beneficially and of record, of those issued and outstanding shares in the share capital of the Corporation set out in Schedule 2.1A hereto (the “Purchased Shares”);

WHEREAS simultaneously with, and as a condition to, the consummation of the transactions contemplated herein, the Purchaser will acquire all of the issued and outstanding Class C shares of the Corporation (the “Minority Vendors’ Shares”) pursuant to a separate share purchase agreement with each Minority Vendor as further described in Schedule 2.1B hereto, such that, after giving effect to such transactions and the transactions contemplated herein, the Purchaser will own all of the issued and outstanding shares in the share capital of the Corporation (the “Purchased Securities”);
WHEREAS the Corporation is the sole owner, beneficially and of record, of all the issued and outstanding shares in the share capital of Onstream Pipeline Inspection Services Inc., a corporation duly constituted under the laws of Canada (“OPIS Canada”), who in turn is the sole owner, beneficially and of record, of all the issued and outstanding shares in the share capital of Onstream Pipeline Inspection USA Inc., a Nevada corporation (“OPI USA”);
WHEREAS OPIS Canada and OPI USA carry on the business of providing small-diameter pipeline integrity inspection services to petroleum, natural gas and other commodities, as currently conducted by the Group (the “Business”);
WHEREAS the Purchaser desires to purchase, and the Major Vendors desire to sell, all of the Purchased Shares in the share capital of the Corporation, the whole, subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:
Article 1
INTERPRETATION

1.1	Definitions
The capitalized words and expressions used in this Agreement or in its Schedules shall have the meaning ascribed to them in Schedule 1.1, unless otherwise expressly stated herein.

1.2	Articles, Sections and Headings
The division of this Agreement into Articles, Sections, Exhibits and Schedules and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Agreement as a whole and not to any particular Article, Section, Exhibit, Schedule or other portion hereof. References herein to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement or of the Exhibits and Schedules hereto unless otherwise expressly stated herein.

1.3	Extended Meanings
In this Agreement, words importing the singular number also include the plural and vice versa and words importing any gender include all genders. The term “including” means “including, without limiting the generality of the foregoing”.

1.4	Accounting Principles
Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be made to ASPE, applicable as at the date on which such calculation or action is made or taken or required to be made or taken in accordance with ASPE.

1.5	Currency
Except as expressly provided herein, all references to currency (dollars or $) contained herein are to lawful money of Canada.

1.6	Calculation of Time

1.6.1	Time. Time is of the essence of this Agreement.

1.6.2
Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.6.3
Business Days. Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

1.6.4	Time of Day. All references to times of the day are to the times of the day in Calgary, Alberta.

1.7	Appointment of Vendors’ Delegate

1.7.1
Appointment. Each of the Major Vendors hereby appoints and designates Novacap TMT IV L.P. (the “Vendors’ Delegate”) as the agent for and on behalf of Major Vendors to give and receive notices and communications, to agree, to negotiate, enter into settlements and compromises of Claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, to execute and deliver the Escrow Agreement for and on behalf of the Vendors, to execute and deliver any flow of funds memorandum or similar instrument allocating the proceeds of the Purchase Price payable hereunder, and to take all actions necessary or appropriate in the judgment of Vendors’ Delegate for the accomplishment of the foregoing. The execution and delivery of this Agreement by the Major Vendors shall constitute approval of the appointment of the Vendors’ Delegate and all actions or inactions of the Vendors’ Delegate pursuant to this Agreement, any Ancillary Agreement or any Closing Document and any action taken by the Vendors’ Delegate purportedly or stated to be on behalf of a Major Vendor or the Major Vendors, individually or collectively, for which there shall be no obligation for the Purchaser to verify or otherwise confirm, shall have the effect of binding each of the Major Vendors. No bond shall be required of Vendors’ Delegate, and Vendors’ Delegate shall receive no compensation for its services.

1.7.2
Notices. Notices or communications to or from the Vendors’ Delegate shall constitute notice to or from each of the Major Vendors in connection with this Agreement, any ancillary documents to which a Vendor is a party, and any instrument, agreement or document relating hereto or thereto.

1.7.3	Decisions. A decision, act, consent or instruction of the Vendors’ Delegate shall constitute a decision of all Vendors and shall be final, binding and conclusive upon each Major Vendor.

1.7.4
Responsibility and Indemnity. In exercising or failing to exercise all or any of the powers conferred upon the Vendors’ Delegate hereunder (including, without limitation, as it relates to any of the actions or inactions referenced in Section 1.7.1 hereof), the Vendors’ Delegate shall incur no responsibility whatsoever to any Vendor by reason of any error in judgment or other act or omission performed or omitted hereunder (including, without limitation, as it relates to any of the actions or inactions referenced in Section 1.7.1 hereof), or any other agreement, instrument or document, excepting only the responsibility for any act or failure to act which represents gross negligence or wilful misconduct. Each Major Vendor agrees to indemnify and to hold and save harmless the Vendors’ Delegate from and against any and all loss, damage, liability and expenses of any nature whatsoever (including reasonable legal fees) that the Vendors’ Delegate may sustain or incur as a result of any action or omission taken by the Vendors’ Delegate in relation to the mandate set forth in the present Section 1.7, save for any such loss, damage, liability or expenses attributable to the gross negligence or wilful misconduct of the Vendors’ Delegate.

1.7.5
Purchaser. The Purchaser is hereby relieved from any Liability to any Major Vendor for any acts done by it in accordance with such decision, act, consent or instruction of the Vendors’ Delegate; and the Purchaser is entitled to rely fully upon the act(s) and decision(s) of Vendors’ Delegate (in its capacity as such) as being the act(s) and decision(s) of each respective Major Vendor, individually and collectively as a group.

1.8	Schedules

1.8.1	The following Schedules attached hereto are incorporated by reference and deemed to be part hereof:
Schedules
1.1        Definitions
1.1.113    Permitted Encumbrances
1.1.162    Working Capital
2.1(A)        Major Vendors, Purchased Shares and Portion of Purchase Price
2.1(B)        Minority Vendors, Minority Vendors’ Shares
2.2        Calculation of Purchase Price as of December 31, 2017
3.1        Representations and warranties of the Vendors and of the Corporation
3.2        Representations and warranties of the Purchaser and of the Parent
6.1.2(d)    Special Matters
8.8        Notice Addresses

1.8.2
The inclusion of information in the Schedules shall not be an admission or acknowledgment that such information is required to be listed in the Schedules, that such items are material, that such items have had, or would reasonably be expected to have, a Material Adverse Change, or that such items are within or outside of the Ordinary Course of Business. Furthermore, the inclusion in the Schedules of information or the exclusion of information from the Schedules will not establish any level of materiality for purposes of this Agreement.

1.8.3
The headings, if any, of the individual sections and subsections of the Schedules are inserted for convenience only and will not constitute a part thereof or a part of this Agreement. The Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Schedules as an exception to any particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to any other covenant, representation or warranty to the extent (but only to the extent) that it is readily apparent on its face that such item is relevant as an exception to such other covenant, representation or warranty, in each case, notwithstanding the presence or absence of an appropriate section or subsection of the Schedules with respect to such other covenant, representation or warranty or an appropriate cross-reference thereto within the text of this Agreement or the Schedules.

1.9	Third Party Beneficiaries
Nothing in this Agreement or in any Ancillary Agreement or Closing Document is intended or shall be implied to, or shall, confer upon any Person (other than the Parties and the Group) any rights or remedies of any kind.

1.10	No Strict Construction
The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of contra proferentum or strict construction shall be applied against any Party.

1.11	Statutes
In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder. Notwithstanding the foregoing, reference made to any statute in the representations and warranties of the Vendors or of the Purchaser in this Agreement is to that statute as enacted at the time such representation and warranty is made.
Article 2
PURCHASE AND SALE

2.1	Purchase and Sale of Purchased Shares
Upon and subject to the terms and conditions hereof, each Major Vendor shall sell to the Purchaser, and the Purchaser shall purchase from each Major Vendor, on the Closing Date, the Purchased Shares owned by each such Major Vendor, such Purchased Shares which, together with the Minority Vendors’ Shares, represent all of the issued and outstanding shares in the capital of the Corporation.

2.2	Aggregate Consideration
Subject to the adjustments provided in Section 2.7, the aggregate purchase price payable by Purchaser to the Major Vendors and the Minority Vendors for the Purchased Securities is equal to $189,887,500
(1)    plus the amount of the Cash,
(2)    less the amount of the Indebtedness,
(3)    less the amount of the Options Aggregate Consideration,
(4)    less the Transaction Expenses (other than Transaction Bonuses paid by the Major Vendors at Closing),
(5)    plus the amount (if any) by which the Closing Working Capital is greater than the Target Working Capital, and
(6)    less the amount (if any) by which the Target Working Capital is greater than the Closing Working Capital;
(the “Aggregate Purchase Price”), it being understood that the adjustments referred to in paragraphs (1) to (6) of this Section 2.2 shall be calculated as of the Effective Time on a consolidated basis for the Group and without duplication. An example of the Purchase Price calculation as of December 31, 2017 is attached hereto as Schedule 2.2

2.3	Estimated Aggregate Purchase Price
The Parties acknowledge that it is not possible to determine the definitive Aggregate Purchase Price until the Closing Date Financial Statements are available. Accordingly, Vendors’ Delegate shall deliver to the Purchaser no later than three (3) Business Days prior to the Closing Date a statement (the “Estimated Aggregate Purchase Price Statement”) in the form attached hereto as Schedule 2.2 that will comprise:

(a)	an estimated consolidated balance sheet of the Group as at the Effective Time;

(b)	an estimate of the Working Capital as at the Effective Time (the “Estimated Closing Working Capital”);

(c)	an estimate of the Cash as at the Effective Time (the “Estimated Closing Cash”);

(d)	an estimate of the Indebtedness as at the Effective Time (the “Estimated Closing Indebtedness”);

(e)	an estimate of the Transaction Expenses as at the Effective Time (the “Estimated Closing Transaction Expenses”); and

(f)	an estimate of the Aggregate Purchase Price as at the Effective Time (the “Estimated Aggregate Purchase Price”).

2.4	Creditor’s Pay-Out Letter
Vendors’ Delegate shall deliver to the Purchaser prior to the Effective Time, the pay-out letters (the “Pay-Out Letters”) addressed to the Corporation from the Paid-Out Creditors, in form and substance reasonably satisfactory to the Purchaser. Each Pay-Out Letter will set out the aggregate amount of principal and interest of the Indebtedness owed by each member of, and collectively by, the Group, as of the Closing Date, to the relevant Paid-Out Creditor, together with all accrued and unpaid interest, all fees, premiums, prepayment penalties, breakage costs or similar charges or expenses or other obligations owed to the relevant Paid-Out Creditors as a result of the early repayment thereof and indicate relevant wire transfer instructions. Pursuant to the Pay-Out Letters, each of the Paid-Out Creditors will irrevocably undertake to terminate the credit agreement or other financial instrument relating to the Indebtedness and to take all required actions in order to discharge promptly, but in no event later than fifteen (15) days after the Closing Date, and in all instances as of the Effective Time, all Encumbrances on the assets of any one or more members of the Group that exist for the benefit of such Paid-Out Creditor, subject to its receipt of payment of the aggregate amount stipulated in such Paid-Out Creditor’s Pay-Out Letter(s).

2.5	Payment at Closing

2.5.1
Payment of Options Consideration. In full and final satisfaction of the Options Aggregate Consideration, the Vendors’ Delegate and the Corporation shall direct the Purchaser to pay, or cause to be paid, on behalf of the Corporation, the Options Net Consideration payable to the Optionholders, by way of a wire transfer to the account of the Corporation; and the Corporation shall be responsible to pay the difference between the Options Aggregate Consideration and the Options Net Consideration to the relevant Tax Authorities within the prescribed periods and in accordance with the option cancellation agreements with the Optionholders.

2.5.2	Estimated Aggregate Purchase Price. The Estimated Aggregate Purchase Price shall be paid and satisfied at the Closing as follows:

(a)
Initial Consideration. The Purchaser shall pay, or cause to be paid, to the Vendors’ Delegate at the Closing, by wire transfer of immediately available funds to the account specified by the Vendors’ Delegate to the Purchaser prior to the Closing, an amount equal to the Estimated Aggregate Purchase Price minus, (i) the Adjustment Holdback and (ii) the Indemnity Holdback (the “Initial Consideration”), which, in turn, Vendors’ Delegate shall pay, or cause to be paid, as follows:

(i)	with respect to an amount equal to the aggregate purchase price set out in the Minority Vendors’ SPAs, to Minority Vendors in accordance with said Minority Vendors’ SPAs;

(ii)	with respect to an amount equal to the Preferred Equity Purchase Price, to the Preferred Shareholder;

(iii)
with respect to the difference between the Initial Consideration and the aggregate amounts set out in Section 2.5.2(a)(i) and 2.5.2(a)(ii), to the Major Vendors in accordance with their respective Common Equity Designated Percentages.

(b)
Adjustment Holdback. The Purchaser shall pay, or cause to be paid, to the Escrow Agent at the Closing, by wire transfer of immediately available funds to the account specified by the Escrow Agent to the Purchaser at least two (2) Business Days prior to the Closing, an amount equal to $300,000 (such amount, together with all interest earned thereon, is hereinafter referred to as the “Adjustment Holdback”). The Adjustment Holdback shall be held, invested and disbursed as specified in the Escrow Agreement.

(c)
Indemnity Holdback. The Purchaser shall pay, or cause to be paid, to the Escrow Agent at the Closing, by wire transfer of immediately available funds to the account specified by the Escrow Agent to the Purchaser at least two (2) Business Days prior to Closing:

(i)	an amount equal to $945,000 (such amount, together with all interest earned thereon, is hereinafter referred to as the “General Indemnity Holdback”); and

(ii)
the amounts set forth on Schedule 6.1.2(d), in an aggregate amount equal to $1,107,500 (such aggregate amount, together with all interest earned thereon, is hereinafter referred to as the “Special Indemnity Holdback”; and collectively with the General Indemnity Holdback, the “Indemnity Holdback”);

The Indemnity Holdback shall be held, invested and disbursed in accordance with this Agreement and the Escrow Agreement.

(d)	Release of Indemnity Holdback.

(i)
The General Indemnity Holdback shall be released to the Vendors’ Delegate on behalf of the Major Vendors no later than the date of the 18th-month anniversary of the Closing Date, except for (a) amounts previously paid to the Purchaser therefrom pursuant to Article 6 or (b) amounts subject to a pending Claim against the General Indemnity Holdback made by the Purchaser against the Major Vendors in accordance with, and pursuant to Article 6, subject to the terms and conditions of the Escrow Agreement.

(ii)
The amounts of Special Indemnity Holdback corresponding to the matters set forth on Schedule 6.1.2(d) shall be released to the Vendors’ Delegate on behalf of the Major Vendors upon the expiration of the period applicable to the matters covered thereby as specified on Schedule 6.1.2(d), except for (a) amounts previously paid to the Purchaser therefrom pursuant to Article 6 or (b) amounts subject to a pending Claim against the Special Indemnity Holdback made by the Purchaser against the Major Vendors in accordance with, and pursuant to Article 6, subject to the terms and conditions of the Escrow Agreement.

2.5.3	Indebtedness and Transaction Expenses. At Closing, the Purchaser shall also make the following payments:

(a)
The Purchaser shall pay, on behalf of the Corporation and, to the extent applicable, the other members of the Group, that portion of the Indebtedness payable to the Paid-Out Creditor thereof (which amount shall be the amount set forth in the applicable Pay-Out Letter) in immediately available funds in such manner as directed by such Paid-Out Creditor and, subsequent to Closing, the Corporation shall, as consideration, issue shares in the capital of the Corporation to the Purchaser equal to the fair market value of such payments immediately following the acquisition of the Purchased Securities hereunder;

(b)
The Purchaser shall pay, as per Vendors’ Delegate instructions, on behalf of the Vendors, the Estimated Closing Transaction Expenses (other than the Transaction Bonuses) pursuant to those wire transfer instructions provided by the Vendors’ Delegate.

(c)
The Purchaser shall pay, or cause to be paid, as per Vendors’ Delegate instructions, on behalf of the Vendors, the Transaction Bonuses to the account of the Corporation in accordance with those wire transfer instructions provided by the Vendors’ Delegate, and, in turn, the Corporation shall pay or cause such amounts to be paid: (A) to the recipients and in the amounts set forth in bonus payment instruction letter provided to Purchaser and the Corporation by the Vendors’ Delegate, and (B) to each Tax Authority the applicable amount payable to such Tax Authority in satisfaction of the employee Tax withholding obligations attributable to the Transaction Bonuses and the employer portion of any payroll or employment Taxes arising from, or due and payable with respect to the Transaction Bonuses (and for greater certainty, all such amounts so paid shall under this Section 2.5.3(c) shall be included in Transaction Expenses or purposes of calculating the Aggregate Purchase Price under Section 2.2 hereof).

2.6	Closing Date Financial Statements

2.6.1
No later than sixty (60) days after the Closing Date, the Purchaser shall deliver to the Vendors’ Delegate (i) the Closing Date Financial Statements prepared in accordance with ASPE and the methodology set forth in Schedule 2.2 at the expense of the Major Vendors, and (ii) the calculation of the Closing Cash, Closing Indebtedness, Closing Transaction Expenses and the Closing Working Capital based on such Closing Date Financial Statements and the calculation of the Purchase Price (collectively, the “Closing Calculation”). The Purchaser and the Vendors shall be permitted access to the audit and related working papers of the Auditors in respect of the Closing Date Financial Statements in accordance with customary protocols regarding such access.

2.6.2
The Major Vendors may object to the Closing Calculation by written notice from the Vendors’ Delegate to the Purchaser within sixty (60) days following receipt thereof, which notice shall specify in reasonable detail those items or amounts as to which the Vendor objects (the “Objection Notice”) and the Parties shall be deemed to have agreed upon all other items and amounts contained in such Closing Calculation which are not impacted by items or amounts objected to in the Objection Notice. If no Objection Notice is made within the period and in the manner specified in the preceding sentence, or if the Purchaser and the Vendors’ Delegate confirm in writing that they accept the Closing Calculation prior to the end of such sixty (60) days period, then the Closing Calculation shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal and shall constitute the final Closing Calculation.

2.6.3
If an Objection Notice is delivered in the manner and within the sixty (60) period specified in the preceding paragraph, the Parties shall in good faith attempt to resolve any matters in dispute with respect to the Closing Calculation as promptly as practicable. If the Purchaser and the Vendors’ Delegate are unable to resolve all such items in dispute within thirty (30) days after the receipt of the Objection Notice giving rise to such dispute, then those items or calculations in dispute shall be submitted for resolution within five (5) Business Days following such thirty (30) days period to Deloitte & Touche LLP or, if they are unwilling or unable to accept the mandate to resolve the dispute, to such other independent firm of chartered accountants as the Purchaser and the Vendors’ Delegate may agree in writing or, failing agreement, as appointed by the court (howsoever selected, the “Independent Firm”). The Independent Firm, acting as an expert and not as arbitrator, will limit its review only to the specific items or calculations in dispute (except to the extent that ASPE requires adjustments to other items as a result thereof). The Parties shall use commercially reasonable efforts to cause the Independent Firm to submit its determination or opinion in a written statement delivered to the Purchaser and the Vendors’ Delegate as promptly as practicable, but in no event later than thirty (30) Business Days of the appointment of such Independent Firm, and such determination or opinion, together with those items accepted by the Purchaser and the Vendors’ Delegate in respect of the Closing Calculation or otherwise resolved between the Purchaser and the Vendors’ Delegate, shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal and shall constitute the final Closing Calculation.

2.6.4
The Parties shall cooperate fully in the preparation of the Closing Calculation. While the Independent Firm is making its determination hereunder, the Parties (which for this subsection 2.6.4 shall include the Vendors’ Delegate) shall not communicate with the Independent Firm on the subject matter of its review, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other Parties.

2.6.5
The Parties will bear their respective fees and expenses (including those of their respective advisors) in preparing, auditing or reviewing, as the case may be, the Closing Calculation. The fees and expenses of the Independent Firm will be allocated between the Vendors and the Purchaser as determined (and as set forth in the final determination) by the Independent Firm based upon the relative success (in terms of percentages) of each of the Purchaser’s claim, on the one hand, and the Vendors’ claim, on the other hand. For example, if the final determination reflects a sixty-forty (60-40) compromise of the Parties’ claims being determined by the Independent Firm, the Independent Firm would allocate expenses forty percent (40%) to the Party (i.e. either the Purchaser, on the one hand, or the Vendors, on the other hand) whose claims were determined to be sixty percent (60%) successful and sixty percent (60%) to the Party (i.e. either the Purchaser, on the one hand, or the Vendors, on the other hand) whose claims were determined to be forty percent (40%) successful. Vendors shall be liable for fees and expenses owed by the Vendors to the Independent Firm in accordance with their Common Equity Designated Percentage. The accounting and audit procedures provided for by this Section 2.6 shall be the exclusive and conclusive methodology for determination of the matters covered thereby and shall be binding upon the Parties and shall not be contested by any of them other than as provided for in this Section 2.6.

2.7	Aggregate Purchase Price Adjustments

2.7.1
If the Aggregate Purchase Price as finally determined pursuant to Section 2.6, is less than the Estimated Aggregate Purchase Price (such difference, represented by a positive number, being the “Over Payment”), then, within five (5) Business Days following such final determination, Purchaser and Vendor’s Delegate, shall give joint written instructions to the Escrow Agent:

(a)
to release from the Adjustment Holdback an amount equal to the Over Payment (or the entire Adjustment Holdback, to the extent the Over Payment is not less than the Adjustment Holdback amount) by wire transfer of immediately available funds to an account specified by Purchaser; and

(b)	to release the remaining Adjustment Holdback, if any, to the Major Vendors in accordance with the Escrow Agreement and their Common Equity Designated Percentage.

2.7.2
If the Over Payment exceeds the Adjustment Holdback, then the Major Vendors shall, within five (5) Business Days following the final determination, make payment by wire transfer to Purchaser in immediately available funds of such excess.

2.7.3
If the Purchase Price as finally determined pursuant to Section 2.6, is greater than the Estimated Aggregate Purchase Price (such difference, represented by a positive number, being the “Under Payment”), then, within five (5) Business Days following such final determination,

(a)
Purchaser shall make payment by wire transfer to Vendors’ Delegate for the benefit of the Major Vendors, in immediately available funds, of an amount equal to the Under Payment (and which amount shall subsequently be distributed by Vendors’ Delegate to the Major Vendors based on their respective Common Equity Designated Percentages or as otherwise agreed by the Major Vendors) ; and

(b)
Purchaser and Vendors’ Delegate, shall give written instructions to the Escrow Agent to release the Adjustment Holdback to Major Vendors, in accordance with the Escrow Agreement and their Common Equity Designated Percentage of such amount.

2.8	Withholding
Each of Purchaser, its Affiliates, Escrow Agent and, effective upon the Closing, the Company, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as each of Purchaser, its Affiliates, the Escrow Agent and, effective upon the Closing, the Company, respectively, is required to deduct and withhold under the Tax Act, Code, or any Tax law, with respect to the making of such payment. Before making any such deduction or withholding, Purchaser, its Affiliates (including, from and after the Closing, the Corporation), the Escrow Agent or their agents, as applicable, shall use commercially reasonable efforts to notify Vendors of the intention to make such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Major Vendors and of the Corporation

3.1.1	Representations
Each Major Vendor severally (and not jointly and severally) represents and warrants to the Purchaser as set forth in Sections 3.1.1 through (and including) 3.1.7 of Schedule 3.1 hereof with respect to itself and the Purchased Shares that it holds, and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement. The Corporation represents and warrants to the Purchaser as set forth in Sections 3.1.8 through (and including) 3.1.46 of Schedule 3.1 hereof and acknowledge that the Purchaser is relying upon such representations and warranties in entering into this Agreement.

3.1.2	No Other Representations and Warranties
Except for the representations and warranties set forth in Schedule 3.1, the Major Vendors and the Corporation make no further representations or warranties to the Purchaser, whether express or implied, statutory or otherwise, with respect to the Corporation or any members of the Group, their assets and liabilities or the Purchased Shares, including with respect to (i) any financial projections and their underlying assumptions or any other information furnished by the Major Vendors or the Corporation or their respective Representatives, (ii) the title, the physical condition or value or the environmental condition, of any assets shown or reflected on the balance sheet included in the Closing Date Financial Statements and of all assets acquired by the Corporation or any member of the Group since then, or (iii) the future profitability or future earnings performance of the Corporation or any member of the Group and their Business.

3.2	Representations and Warranties of the Purchaser and of the Parent
The Purchaser and the Parent jointly and severally represent and warrant to and in favour of the Major Vendors as set forth in Schedule 3.2 hereof and acknowledge that the Vendors are relying upon such representations and warranties in entering into this Agreement. Except for the representations and warranties set forth in Schedule 3.2, the Purchaser and the Parent make no further representations or warranties to the Major Vendors, whether express or implied, statutory or otherwise.

3.3	Disclosure
Disclosure of any fact or item in any Schedule hereto referenced by or to a particular Article or Section in this Agreement shall be deemed to have been disclosed with respect to every other Article or Section in this Agreement to the extent (but only to the extent) that it is readily apparent on its face that such fact or item is relevant as disclosure to such other Article or Section. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. No disclosure relating to any possible Breach of any contracts or Laws shall be construed as an admission or indication that such Breach exists or has actually occurred.

3.4	Survival of Representations and Warranties

3.4.1	Major Vendors and Corporation. All representations and warranties made by the Vendors and the Corporation in this Agreement shall survive the Closing as follows:

(a)
the representations and warranties set forth in Sections 3.1.1 (a), 3.1.1 (b), 3.1.1 (c) (i) (1), 3.1.1 (c) (i) (2), 3.1.1 (c) (ii), 3.1.3, 3.1.4, 3.1.8 (a), 3.1.9, 3.1.13 (a), 3.1.13 (b), and 3.2.7 of Schedule 3.1 (the “Fundamental Representations”) shall survive the Closing without time limit;

(b)
the Tax Representations shall survive the Closing and continue in full force and effect until forty-five (45) days following the expiration of the statute of limitations or prescription applicable to the matters covered thereby;

(c)
the representations and warranties set forth in Section 3.1.32 (Environmental Matters) of Schedule 3.1 shall survive the Closing and continue in full force and effect until the date of the fourth (4th) anniversary of the Closing Date;

(d)
the representations and warranties set forth in Sections 3.1.35 (Employee Plans) and 3.1.37 (Intellectual Property Rights) of Schedule 3.1 shall survive the Closing and continue in full force and effect until the date of the second (2nd) anniversary of the Closing Date;

(e)
all of the other representations and warranties of the Major Vendors and of the Corporation in this Agreement shall survive the Closing and continue for a period ending thirty (30) days after completion of the audited consolidated financial statements of the Corporation as of and for the period ending December 31, 2019; provided, however, that such survival period will under no circumstances extend beyond the date that is eighteen (18) months after the Closing Date.

After the expiry of the applicable survival period, the Major Vendors shall have no further liability hereunder with respect to the applicable representations and warranties, except with respect to Claims for indemnification made within such survival period in accordance with the terms of this Agreement, in which case any representation or warranty that is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of Loss resulting from such claimed breach has been finally determined at the time notice is given. For the avoidance of doubt, notification of a Claim for indemnification shall be sufficient to cause any such representation or warranty to continue to survive for purposes of resolving the Claim at issue. The Indemnified Party shall not be required to file a lawsuit, begin an arbitration or commence another formal or informal proceeding in order to cause such representation or warranty to continue to survive.

3.4.2
Purchaser. All representations and warranties made by the Purchaser in this Agreement shall survive the Closing until forty-five (45) days following the expiration of the statute of limitations or prescription applicable to the matters covered thereby.

3.4.3
Fraud. Notwithstanding anything herein contained to the contrary, in the case of any Breach by a Party of any representation or warranty involving Fraud, there shall be no time limitation on the right of the other Party to bring any Claim in respect of such Breach or failure and to be indemnified in respect thereof.

3.4.4
Covenants. None of the covenants or other agreements contained herein shall survive the Closing Date other than those which by their terms contemplate performance in whole or in part after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period explicitly specified herein (or, if no date or period is specified, then such covenants and agreements shall survive until fully performed).

Article 4
COVENANTS

4.1	Due Diligence

4.1.1
Due Diligence. The Purchaser acknowledges that, prior to the execution of this Agreement, (i) the documents in the Project Snowball virtual data room managed by Robert W. Baird & Co. Incorporated on the Firmex platform and the documents listed in the Schedules have been made available to the Purchaser and its Representatives for due diligence purposes, and (ii) it has satisfied itself with the results of its due diligence investigations in respect of matters related to the operations, assets, liabilities and financial position of the Corporation and the members of the Group prior to the execution of this Agreement.

4.2	Insurance

4.2.1
Liability Insurance. The Purchaser hereby undertakes and covenants that it shall cause each member of the Group to maintain in full force and effect, for a period of at least three (3) years, insurance against all liability for any Third Party Claims regarding defective products or services manufactured, sold, provided or performed by or on behalf of any member of the Group on or prior to the Closing, such insurance to be for at least the same amount and on the same terms and conditions as the Corporation represented to the Purchaser were applicable immediately prior to the Closing and with insurers or insurers with a Standard and Poor’s financial strength rating of at least A; provided, however, that the Purchaser may satisfy the requirements of the foregoing sentence by having the members of the Group covered under an insurance policy maintained by the Purchaser for itself and its subsidiaries, providing not less than the level of coverage required hereby.

4.2.2
Directors Liability. The Purchaser agrees that it shall not permit or acquiesce any member of the Group amending, repealing or terminating any rights to indemnification or exculpation now existing in favour of any Person who was, at any time prior to Closing, a director or officer of a member of the Group, as provided in Articles or by-laws of the relevant member of the Group or any indemnification agreements currently in effect. Prior to the Closing, the Corporation will, at the cost of the Major Vendors, also cause the members of the Group to secure from their insurers, directors’ and officers’ insurance coverage for the current and former directors and officers of all members of the Group on a six year “trailing” (or “run-off”) basis on terms and conditions no less advantageous to them than those contained in the relevant policy in effect on the date hereof. The Purchaser shall not terminate and shall not permit the members of the Group to terminate any such policy for a period of six years from the Closing Date. The provisions of this Section 4.2.2 are for the benefit of, and shall be enforceable by, each director and officer referred to above, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any rights to indemnification or contribution that any such Person may have by contract or otherwise.

4.3	Maintenance and Access to Records
The Purchaser agrees that it will retain all Books and Records and any other documents, information and files relating to the members of the Group delivered to it by the Vendors or the Group and relating to any period ending on or prior to the Closing Date for a period of seven (7) years following the Closing Date. So long as such Books and Records and such other documents, information and files are retained by the Purchaser, the Major Vendors or their authorized representatives shall have reasonable access thereto but the Purchaser shall not be responsible or liable to the Major Vendors for or as a result of any loss or destruction of or damage to any such books, or records or such other documents, information and files. In addition, the Major Vendors may also retain any copy of the Books and Records which they reasonably deem to be necessary as prior owners of the Corporation, but in all instances subject to confidentiality agreements appropriately protective of the Corporation and Purchaser. Privileged communications and documents related to the transaction contemplated herein or in any Ancillary Agreement or Closing Document remain the property of the Major Vendors, are not meant to be delivered at Closing even if they are inadvertently disclosed when information systems and records are handed over on Closing.

4.4	Personal Information Privacy

4.4.1
The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to a Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

4.4.2
No Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transactions contemplated hereunder, other than as: (i) required by OPIS Canada, OPI USA and/or the Major Vendors in the Ordinary Course of Business; and (ii) permitted under applicable privacy laws.

4.4.3
Each Party acknowledges and confirms that the Disclosed Personal Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated hereunder, and that the Disclosed Personal Information relates solely to the carrying on of the business and the completion of the transactions contemplated hereunder.

4.4.4
Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable Law to prevent accidental loss or corruption of the Disclosed Personal Information provided to it, unauthorized input or access to the Disclosed Personal Information provided to it, and unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information provided to it.

4.4.5
Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information provided to it shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access such information in order to complete the transactions contemplated hereunder.

4.4.6
Each Party shall promptly notify the other Parties to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully cooperate with one another, with the persons to whom the Personal Information relates, and any Governmental Authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

4.5	Release
Each Major Vendor, on behalf of such Major Vendor and each of such Major Vendor’s heirs, representatives, successors, and assigns, hereby RELEASES AND FOREVER DISCHARGES Purchaser and each of its officers, directors, employees, agents, stockholders, controlling persons, representatives, Affiliates, successors, assigns, and each member of the Group (individually, a “Releasee” and collectively, “Releasees”) from any and all Claims, Actions, Orders, Losses, Liabilities, and Contracts whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Major Vendor or any of such Major Vendor’s respective heirs, representatives, successors, or assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date including any rights to indemnification or reimbursement from any member of the Group, whether pursuant to their respective organizational documents, Contract or otherwise and whether or not relating to Claims or Actions pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Purchaser arising under this Agreement and the Ancillary Agreements or to prohibit any Major Vendor who is also a director or officer of any member of the Group from asserting a claim for indemnification for third party claims. Each Major Vendor, on behalf of such Major Vendor and each of such Major Vendor’s heirs, representatives, successors and assigns, and each member of the Group, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or Action, or commencing, instituting, or causing to be commenced, any Claim or Action, of any kind against any Releasee, based upon any matter purported to be released hereby.

4.6	R&W Insurance Policy
The Purchaser shall obtain the R&W Insurance Policy at its sole cost and expense, which R&W Insurance policy shall be bound prior to the Closing Date.

4.7	Tax Matters

4.7.1	Tax Filings

(a)
Purchaser will cause to be prepared and filed on a timely basis, all income Tax Returns for any member of the Group for any Pre-Closing Tax Period and for which Tax Returns have not been filed as of the Closing Date, at the Major Vendors’ expense. No later than thirty (30) days prior to the deadline for filing any income Tax Returns (taking into account all extensions properly obtained), the Purchaser will provide drafts of such returns to the Vendors’ Delegate for review and comment on such drafts. The Purchaser shall make such changes to the Tax Returns as requested by the Vendors’ Delegate and that are received in writing by the Purchaser no later than ten (10) days prior to such filing due date, unless in any such instance, such requested changes are (i) contrary to applicable Laws, (ii) inconsistent with past practices of the Group, or (iii) reasonably determined in good faith likely to negatively impact any Tax period or portion thereof following the Closing Date. The Purchaser will also provide the Vendors’ Delegate with copies of such Tax Returns in the form actually filed.

(b)
Purchaser will cause to be prepared and filed on a timely basis, all Tax Returns (other than income Tax Returns) for any member of the Group for any Pre-Closing Tax Period and for which Tax Returns have not been filed as of the Closing Date, at the Major Vendors’ expense.

(c)
Purchaser will cause to be prepared and filed on a timely basis, all Tax Returns for the Group for all Straddle Periods applicable to any member of the Group, as the case may be (all such Tax Returns being referred to herein as “Stub Period Tax Returns”), at the Major Vendors’ expense. No later than thirty (30) days prior to the deadline for filing such Stub Period Tax Returns in respect of an income Tax, the Purchaser will provide drafts of such Stub Period Tax Returns to the Vendors’ Delegate and provide the Vendors’ Delegate with reasonable opportunity to review and comment on such drafts. The Purchaser shall make such changes to the Stub Period Tax Returns as requested by the Vendors’ Delegate and that are received in writing by the Purchaser no later than ten (10) days prior to such filing due date, unless in any such instance, such requested changes are (i) contrary to applicable Laws, (ii) inconsistent with past practices of the Group, or (iii) reasonably determined in good faith likely to negatively impact any Tax period or portion thereof following the Closing Date.

(d)
The Corporation, Major Vendors and Purchaser will cooperate fully with each other and make available to each other in a timely fashion, all data and other information as may reasonably be required for the preparation of all Tax Returns referred to in this Section 4.7 and in connection with any audit, litigation or other proceeding with respect to Taxes and will preserve that data and other information until the expiration of any applicable limitation period for maintaining books and records under any applicable Tax Law with respect to the Tax Returns.

(e)
Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)
Purchaser, Major Vendors and the Corporation agree to retain all books and records with respect to Tax matters pertinent to the Group relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Major Vendors, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(g)
Except to the extent required by any applicable Law, as otherwise expressly contemplated by this Agreement, or with the prior written consent of Vendors’ Delegate (which consent shall not be unreasonably conditioned, delayed or withheld), the Purchaser covenants that it will not, and it will not cause or permit the Group to (i) take any action out of the Ordinary Course of Business on the Closing Date (except as expressly contemplated in this Agreement), (ii) make any election or deemed election or make or change any Tax election (other than a Section 338(g) Election contemplated by Section 4.7.5), (iii) amend any Tax Return or take any position on any Tax Return, in each case that results in any increased Tax liability or reduction of any deduction, credit or loss carry-over of any such entity in respect of any period ending on or before or which includes the Closing Date. In the event that the Purchaser contemplates any actions, elections or amendments associated with, or related to, any Tax Returns in the circumstances referred to in the preceding sentence, the Purchaser agrees to notify the Vendors’ Delegate at least thirty (30) days before the date at which the Purchaser anticipates to make such actions or file to such election or amendments and the Purchaser will (i) consider in good faith any reasonable comments to such actions, elections or amendments contemplated to be made by the Purchaser or the Group and (ii) make any reasonable changes to such actions, elections or amendments, in each case, that are received in writing by the Purchaser no later than ten (10) days prior to such action or filing date; provided that such changes are not contrary to applicable Laws and are consistent with the past practices of the Group. The Purchaser agrees that the Major Vendors are to have no liability for any Tax (including any related interest and penalties) resulting from any action referred to in the two preceding sentences in the event that the Purchaser or Group set aside or disregarded requests, suggestion or comments made by the Vendors’ Delegate as provided above.

(h)
Major Vendors and Purchaser agree, upon request, to use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Vendors, Purchaser or any member of the Group.

4.7.1	Pre-Closing Taxes.
Upon the filing of any Tax Return for a Pre-Closing Tax Period, the Major Vendors shall, as an adjustment to the Purchase Price, severally (and not jointly and severally) and promptly pay to Purchaser but in any event within five (5) days of a written demand thereof, pro rata on the basis of their Common Equity Designated Percentages, an amount equal to the Taxes, if any, payable with respect thereto in excess of any such Taxes taken into account as a Current Liability in the calculation of Closing Working Capital, as finally determined.  Upon the filing of any Tax Return for a Straddle Period (if any), the Major Vendors shall, as an adjustment to the Purchase Price, severally (and not jointly and severally) and promptly pay to Purchaser but in any event within fifteen (15) days of a written demand thereof, pro rata on the basis of their Common Equity Designated Percentages, an amount equal to the portion of the Taxes, if any, payable with respect thereto in excess of any such Taxes taken into account in the calculation of the Purchase Price and as a Current Liability in the calculation of Closing Working Capital, as finally determined, determined as follows: the amount of any Taxes based on or measured by income, receipts or payments (including withholding) of the Group for the portion of the Straddle Period ending on the Closing Date (the “Pre-Closing Straddle Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date and as if the relevant member of the Group had a taxation year ending on the Closing Date, and the amount of other Taxes that are calculated on a periodic basis (e.g. real and personal property taxes) of the Group for the Pre-Closing Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. In preparing any income Tax Returns for the Group for any Pre-Closing Tax Period or in computing the amount of any Taxes based on or measured by income or receipts of the Group for the Pre-Closing Tax Period or any Straddle Period, the Purchaser shall to the extent allowable under applicable Law claim, deduct or otherwise utilize any available loss carry forwards, deductions or tax credits generated in the Pre-Closing Tax Period or otherwise generated in the Pre-Closing Straddle Period (whether refundable or not) (including, but not limited to, any Scientific Research and Experimental Development refundable tax credits or similar investment tax credits).
Without duplication of any other payments or adjustments made pursuant hereto, upon payment by any Tax Authority to any member of the Group of any Tax refund and other proceeds paid to any member of the Group in respect of any Pre-Closing Tax Period or in respect of a Pre-Closing Straddle Period (as determined in accordance with the principles set out in Section 4.7.20), including, but not limited to, the payment of any refundable tax credits (including, but not limited to, any Scientific Research and Experimental Development refundable tax credits or similar investment tax credits) associated with or attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period; the proceeds of such payments in excess of any such Taxes taken into account in the calculation of the Purchase Price and as a Current Asset in the calculation of Closing Working Capital, as finally determined, shall, as an adjustment to the Purchase Price, promptly be remitted to the Vendors’ Delegate, on behalf of the Major Vendors, but in any event within fifteen (15) days of the date of receipt of any such payment. For certainty, no payment shall be made under this Section 0 in respect of any refund or credit that has been applied to reduce the amount of Taxes payable by the Major Vendors in respect of a Pre-Closing Tax Period or Pre-Closing Straddle Period under Section 0

4.7.2
Post-Closing Taxes. The Purchaser and the Group shall be fully responsible for any Taxes associated with any period after the Closing Date at the complete exoneration of the Major Vendors, including, but not limited to, any income Taxes for a Straddle Period to be paid in connection with any period after the Closing Date as determined in accordance with the principles set out in Section 0.

4.7.3
Tax Assessments or Claims associated with any Pre-Closing Tax Period or Straddle Period. Upon any Tax Authority issuing a Tax assessment or a draft Tax assessment with respect to any member of the Group or making a Claim in respect of Taxes of any member of the Group associated with or in respect of any Pre-Closing Tax Period or any Straddle Period for which the Major Vendors are liable to indemnify Purchaser pursuant to the provisions of Article 6, or threatening orally or in writing to make any such Claim (a “Tax Claim”), the Purchaser shall promptly notify the Vendors’ Delegate in writing of the foregoing together with all details in connection with same and the copy of all relevant Tax assessments, draft Tax assessments, proceedings, letters or correspondence with the applicable Tax Authority, as applicable, and in any event, within thirty (30) days that the Purchaser or the Corporation receives notice of any such Tax Claim. The Vendors’ Delegate may participate (at Major Vendors’ own expense) in the defence of any Tax Claim by giving written notice to that effect to the Purchaser not later than ten (10) days after receiving notice of that Tax Claim. The Purchaser shall not settle any Tax Claim that could give rise to a claim for indemnification under Article 6 without the written consent of the Vendors’ Delegate (such consent not to be unreasonably withheld, conditioned or delayed) to the extent, and for so long as, the Vendors’ Delegate participates in the defence of a Tax Claim.

4.7.4
Certain U.S. Tax Elections. At the sole election of Purchaser, Purchaser may make or cause to be made an election under Section 338(g) of the Code (and any comparable provision of state, local, or non-US Law) in respect of the Corporation and OPIS Canada (each, a “Section 338(g) Election”).

4.7.5	Adjustment. Any amount paid by the Purchaser or the Major Vendors under this Section 4.7 shall be considered as an adjustment to the Purchase Price.

4.7.6	Bump.

(a)
The Major Vendors acknowledge that it is the intention of the Purchaser to obtain the benefit of a “full tax cost bump” under paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the Purchased Shares.

(b)	No Major Vendor nor any Person related to a Major Vendor has:

(i)	acquired any shares or debt of Parent;

(ii)	acquired any right to or interest in, or option in respect of any shares or debt of Parent; or

(iii)
knowingly acquired any property (other than money) that is substituted for any property held by the Corporation at the Effective Date or any property the fair market value of which is wholly or partly attributable to, or the fair market value of which is determined primarily by reference to, the fair market value of any of the property referred to in (i) or (ii) above or the proceeds of disposition therefrom (“Prohibited Property”) if such property was a Prohibited Property at the time of acquisition by the Major Vendor.

(c)	The Major Vendors covenant and agree that:

(i)	they, nor any entity controlled by any of one of the Major Vendors, will not at any time prior to the date that is 36 months after the Closing Date (the “Prohibited Period”):

(A)	acquire any shares or debt of Parent (or any successor thereto);

(B)	acquire any right to or interest in, or option in respect of any shares or debt of Parent (or any successor thereto);

(C)	acquire any property owned by the Corporation or any subsidiary at the Closing Date; or

(D)	knowingly acquire any Prohibited Property if such property was a Prohibited Property at the time of acquisition; and

(ii)	they will use commercially reasonable efforts to ensure that each Person who is related to a Major Vendor does not at any time in the Prohibited Period:

(A)	acquire any shares or debt of Parent (or any successor thereto);

(B)	acquire any right to or interest in, shares or debt of Parent (or any successor thereto);

(C)	acquire any property owned by Corporation, or a subsidiary at the Closing Date; or

(D)	knowingly acquire any Prohibited Property if, to the knowledge of the Related Person, such property was a Prohibited Property at the time of acquisition by the Related Person.

(d)
For the purposes of this paragraph 4.7.7 a Person shall be deemed to be related to a Major Vendor if (i) they are related for purposes of the Tax Act, or (ii) they are a shareholder of, or related to, the Preferred Shareholder.

4.7.7
If any member of the Group has made an eligible dividend designation (as defined in the Tax Act) in respect of any dividend paid or payable to the Vendors on or prior to the Closing Date in excess of what is permitted under the Tax Act, upon request by the Purchaser, the Major Vendors shall concur with an election under subsection 185.1(2) of the Tax Act (and the equivalent provisions of any applicable provincial tax statute) to treat such excess as a taxable dividend and not as an eligible dividend. The Major Vendors shall execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to implement and carry out the true intent and meaning hereof.

4.7.8
If the amount of any capital dividend (within the meaning of the Tax Act) paid by any member of the Group on or prior to the Closing Date is in excess of the capital dividend account (as defined in the Income Tax Act) of such member immediately before such dividend became payable, upon the Purchaser’s request, the Major Vendors shall concur with an election under subsection 184(3) of the Tax Act and the equivalent provisions of any applicable provincial tax statute to treat such dividend as two distinct dividends, namely: (i) a “capital dividend” equal to the balance of the capital dividend account of such member of the Group immediately before such dividend became payable, and (ii) a “taxable dividend” for any excess. The Major Vendors shall execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to implement and carry out the true intent and meaning hereof.

4.8	Name
Each Major Vendor covenants and agrees that, from and after the Closing Date, it shall not, directly or indirectly, in any way, use (whether as part of a corporate or entity name or otherwise), trade under or seek to obtain any benefit from the name “Onstream Pipeline Inspection Services Inc.” or any derivative thereof or any similar name (which will automatically be deemed to include any name using the word “Onstream”) or any other trade name used by OPIS Canada or OPI USA, except pursuant to this Agreement.

4.9	Consents and Approvals
The Purchaser and the Major Vendors shall, and the Major Vendors shall cause OPIS Canada and OPI USA to, use reasonable commercial efforts to obtain any and all consents or approvals of any Governmental Authority required to complete the transactions contemplated by this Agreement.

4.10	Filing and Authorizations

4.10.1	Each of the Major Vendors and the Purchaser shall:

(a)
make, or cause to be made, all such filings and submissions under all applicable Laws, as may be required for it to complete the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement; and

(b)
use reasonable efforts to obtain, or cause to be obtained, any order, permit, approval, consent, waiver, License or other authorization issued, granted, given or authorized by, or made applicable under the authority of, any Governmental Authority having jurisdiction necessary in order to complete the transfer of the Purchased Shares in accordance with the terms of this Agreement.

4.10.2
Subject to compliance at all times with applicable Law and the other provisions of this Agreement, the Major Vendors, each member of the Group and the Purchaser shall coordinate and cooperate with each other in exchanging information and supplying such assistance as is reasonably requested in connection with the foregoing including providing each Party with all notices and information supplied to or filed with or received from any Governmental Authority (except for notices and information which the Major Vendors, any member of the Group or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive and which may be filed on a confidential basis).

4.10.3	Without limiting the generality of the foregoing, each member of the Group and the Purchaser shall:

(a)
comply, at the earliest practicable date and after consultation with the other Party, with any request for additional information or documentary material received by it from any Governmental Authority; and

(b)
cooperate with one another in connection with any filings or other submission aimed at resolving any investigation or other inquiry concerning the transactions contemplated hereunder initiated by any Governmental Authority, including providing each other with copies of any notifications, filings, applications and other submissions in draft form so that the other Party can confirm that information contained within is consistent and accurate.

4.11	Assignment
In the event that the Purchaser or any of its successors or assigns (i) consolidates with or merges or amalgamates into any other Person and is not the continuing or surviving corporation or entity of such consolidation, merger or amalgamation, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, proper provision will be made so that the successor or assignee of the Purchaser (as the case may be) assumes the obligations set forth in this Article 4.

4.12	401(k) Plan
Subject to applicable Law, Parent shall cause a new or existing 401(k) plan of Parent or any of its subsidiaries to accept as a direct rollover or plan-to-plan transfer all or part of the account balance of an employee under OPI USA’s 401(k) plan (including any promissory note representing an outstanding participant loan).
Article 5
CLOSING ARRANGEMENTS

5.1	Closing
The transactions contemplated herein shall be completed at 10:00 a.m. on the Closing Date remotely via the electronic exchange of documents and signatures, or any other time agreed upon in writing by the Purchaser and the Major Vendors provided; however, that the Parties agree that the Closing shall take effect from the Effective Time.

5.2	Vendors’ Closing Deliveries

5.2.1	Vendor Deliveries. At the Closing, the Major Vendors shall deliver or cause to be delivered to the Purchaser the following documents:

(a)	evidence that the Third Party Consents have been obtained;

(b)	written resignations from all directors or officers of the Group from their respective positions with the Group, including releases;

(c)
all share certificates representing the Purchased Shares, duly endorsed for transfer or accompanied by irrevocable stock transfer powers of attorney duly executed in blank, in either case, by the holders of record, together with evidence satisfactory to the Purchaser that the Purchaser has been entered in the shareholder registry of the Corporation as the holder of record of the Purchased Shares;

(d)	the fully executed Pay-Out Letters;

(e)	the original copies of the debentures with Novacap marked “cancelled” as of the Closing Date;

(f)	the Minority Vendors’ SPAs, duly executed by each of the Minority Vendors;

(g)	the Escrow Agreement, duly executed by the Vendors’ Delegate;

(h)	employment agreements with Chad Niehaus, Gerry Wilkinson, Mike Niosi, Mark Rudnicki, Stephen Westwood and Ron Ostafichuk, duly executed by such individuals;

(i)	a Restrictive Covenant Agreement, duly executed by each of the Vendors, Chad Niehaus and Gerry Wilkinson;

(j)	all Books and Records of the Group and the Business and the originals of the minute books held by the Major Vendors;

(k)	Vendors’ Delegate shall deliver a properly completed IRS Form W-9 or applicable IRS Form W-8;

(l)
OPI USA shall deliver (or cause to be delivered) a certificate, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that OPI USA is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code (together with proof of timely mailing to the IRS of the notice required to be mailed in connection therewith);

(m)	certificate of status of the Corporation, OPIS Canada and OPI USA in each jurisdiction where it or its Subsidiaries exists or is extra-provincially registered and in which it carries on business;

(n)	fully executed option cancellation agreements from any Person who held stock options of the Corporation at any time prior to the Closing;

(o)	certified copies of the articles and by-laws or other constating documents of each member of the Group;

(p)	certified copies of resolutions of the directors of the Corporation and OPIS Canada authorizing the transactions contemplated by this Agreement;

(q)	copies of the endorsements on the insurance policies of the Corporation / OPIS Canada and OPI USA listing the Purchaser as an additional insured;

(r)
to the extent not covered by or included in the Pay-Out Letters to the satisfaction of Purchaser, discharges of, or no interest letters (along with authority or undertakings to discharge), in form and content satisfactory to the Purchaser acting reasonably, with respect to all Liens, other than Permitted Liens, regarding the Business and each member of the Group and their respective property and assets, and discharges of any Liens with respect to the Shares;

(s)
to the extent in the control of the Major Vendors, all documents, materials and assets belonging or related to OPIS Canada or OPI USA or the Business not in the possession of the Corporation, OPIS Canada or OPI USA, including all corporate minute books, closing books, corporate seals, cheque books, books of account, Contracts and other Books and Records of OPIS Canada and OPI USA;

(t)
termination and waiver in respect of the Shareholders’ Agreement dated November 25, 2015 among Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P., Onstream Pipeline Inspection Ltd., 1423371 Alberta Inc., Gerry Wilkinson, 1424615 Alberta Ltd., Chad Niehaus, Onstream Pipeline Inspection Services Inc. and Onstream Holdings Inc, as supplemented on February 3, 2016;

(u)	termination and waiver in respect of each restricted share ownership agreements between the Corporation and each of the employee shareholders holding Class C shares as set forth in Schedule 2.1(B);

(v)
evidence satisfactory to the Purchaser that OPI USA has adopted such resolutions and taken such other actions as may be necessary in order to effectuate the termination of its 401(k) plan, effective immediately prior to the Effective Time;

(w)
all pass keys, physical keys, passwords, combinations and any other access rights and/or requirements in respect of or in connection with the Leased Property, in all instances held by one more Vendors who is not an employee of the Corporation immediately prior to the Closing;

(x)	the Flow of Funds Memorandum, duly executed by the Vendors’ Delegate on behalf of each and all of the Vendors; and

(y)	all such further documents as may reasonably be required to give full effect to the provisions of this Agreement, or as otherwise may reasonably be requested by Purchaser.

5.3	Purchaser Closing Deliveries

5.3.1	Purchaser Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Major Vendors the following documents and payments:

(a)	the payment of the Initial Consideration;

(b)	the payment of the Adjustment Holdback and of the Indemnity Holdback to the Escrow Agent;

(c)
an executed release and discharge in form reasonably satisfactory to the Major Vendors, of all officers and directors of each member of the Group from all Claims against each such officer and director arising out of decisions taken in good faith at any time on or before Closing, in all instances solely and limited in and to their capacity as an officer or director;

(d)	the Minority Vendors’ SPAs, duly executed by the Purchaser;

(e)	the Escrow Agreement, duly executed by the Purchaser and the Parent;

(f)	employment agreements with Chad Niehaus, Gerry Wilkinson, Mike Niosi, Mark Rudnicki, Stephen Westwood and Ron Ostafichuk, duly executed by OPIS Canada;

(g)	the Restrictive Covenant Agreements, duly executed by the Purchaser;

(h)	the R&W Insurance Policy; and

(i)	all such further documents as may reasonably be required to give full effect to the provisions of this Agreement, or as otherwise may reasonably be requested by Purchaser.
Article 6
INDEMNIFICATION

6.1	Indemnification by the Major Vendors

6.1.1
Individual Liability. Subject to Sections 3.4.1, 3.4.4 and 6.3.1, each Major Vendor, severally (and not jointly and severally), shall indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser, the Parent or any of their respective Affiliates (including, from and after the Closing, any member of the Group) and their respective Representatives (collectively, the “Purchaser Indemnitees”) attributable to, arising out of or resulting from (a) any Breach of any representation or warranty made or given by such Major Vendor in Sections 3.1.1 through (and including) 3.1.7 of Schedule 3.1 to this Agreement, and (b) any failure by such Major Vendor to observe or perform any of its, his or her covenants or obligations contained in any Transaction Document, including without limitation the Restrictive Covenant Agreement.

6.1.2
Collective Liability. Subject to Sections 3.4.1, 3.4.4 and 6.3.1, the Major Vendors shall jointly and severally indemnify and save harmless the Purchaser Indemnitees from and against all Losses suffered or incurred by any Purchaser Indemnitee attributable to, arising out of or resulting from:

(a)	any Breach of any representation or warranty set forth in Sections 3.1.8 through (and including) 3.1.46 of Schedule 3.1 to this Agreement;

(b)	any failure by any member of the Group or any Vendor to observe or perform any of its covenants or obligations contained in any Transaction Document other than the Restrictive Covenant Agreements;

(c)	any Pre-Closing Taxes; and

(d)	the matters set forth on Schedule 6.1.2(d).

6.2	Indemnification by the Purchaser and the Parent

6.2.1
Liability. Subject to Sections 3.4.4 and 6.3.2, the Purchaser and the Parent shall jointly and severally indemnify and save harmless the Major Vendors (but in all instances, solely and limited in and to their capacity as a Vendor) from and against all Losses suffered or incurred by them (in their capacity as a Vendor) attributable to, arising out of or resulting from:

(a)	any Breach of any representation or warranty made or given by the Purchaser or the Parent in this Agreement; or

(b)	any failure by the Purchaser or the Parent to observe or perform any of its covenants or obligations contained in this Agreement.

6.3	Limitations on Indemnification

6.3.1	Limitations on Indemnification of the Purchaser Indemnitees

(a)
No Claims for indemnification may be made by any Purchaser Indemnitee against the Major Vendors pursuant to Section 6.1.1(a) or Section 6.1.2(a) (i) for any single Loss or series of related Losses that do not exceed $25,000, up to $100,000 in the aggregate (which Losses, up to $100,000 in the aggregate, shall not be counted toward the Threshold) (the “Mini-Basket”), and (ii) unless and until the aggregate amount of the Losses suffered or incurred by the Purchaser Indemnitees, taken as a whole, collectively exceed $945,000 (the “Threshold”), in which event only the amount of such Losses which exceed the Threshold may be recovered by the Purchaser Indemnitees, subject to the limitations hereof. Notwithstanding the foregoing, the Mini-Basket and the Threshold shall not be applicable for Claims made against the Major Vendors in respect of any Losses arising in connection with Claims based on the Breach of any Fundamental Representation, the Breach of any Tax Representations or in the event of Fraud.

(b)
The maximum aggregate liability of the Major Vendors to indemnify the Purchaser Indemnitees pursuant to Sections 6.1.1(a) or 6.1.2(a) shall not exceed the General Indemnity Holdback (the “First Source Amount”), except for Losses related to Breaches of Fundamental Representations, Breaches of Tax Representations and Fraud, which the maximum aggregate liability of a Major Vendor hereunder shall not exceed its Common Equity Designated Percentage of the Purchase Price Cap (after deducting the Preferred Equity Purchase Price), and, in the case of a Major Vendor who is also a Preferred Shareholder, such amount plus, the Preferred Equity Purchase Price (collectively, the “Caps”), provided, however, that the Caps shall not apply to, and the Purchaser Indemnitees shall be entitled to indemnification under this Agreement from, any Major Vendor for any indemnifiable Loss resulting from Fraud by such Major Vendor.

(c)
If Losses related to Claims for indemnification made by any Purchaser Indemnitee against the Major Vendors pursuant to Sections 6.1.1(a) or 6.1.2(a) exceed the sum of the Threshold and the First Source Amount, the coverage provided by the R&W Insurance Policy shall then be the second source of satisfaction of any unsatisfied Loss in excess of the First Source Amount (and the sole source of satisfaction of any unsatisfied Loss in excess of the sum of the Threshold and the First Source Amount for Losses related to Breaches of representations and warranties of the Major Vendors or the Corporation other than Losses related to Breaches of Fundamental Representations, Breaches of Tax Representations and Fraud.

(d)
In the case of (1) Breaches of Fundamental Representations, (2) Breaches of Tax Representations, or (3) Fraud, if Losses related to Claims for indemnification made by any Purchaser Indemnitee against the Major Vendors pursuant to Section 6.1 exceed the sum of the Threshold and the First Source Amount and, if applicable and to the extent covered, the amount of the limit of liability of the R&W Insurance Provider under the R&W Insurance Policy, any Purchaser Indemnitee shall be entitled to indemnification from the Major Vendors for the amount of the unsatisfied portion of the Losses which are in excess of the aggregate of such amounts subject to the Caps.

(e)	In the case of Losses resulting from or otherwise associated with the indemnification obligations under Section 6.1.2(c) (“Qualified Losses”):

(i)
if such Qualified Losses result from (1) a Breach of a Tax Representation, or (2) is otherwise covered by the R&W Insurance Policy (a “Covered Tax Liability”), Purchaser Indemnitees shall pursue indemnification as follows:

(I)	First, the Major Vendors shall be responsible for such portion of such Qualified Losses for an amount up to the Threshold;

(II)
Second, if the amount of such Qualified Losses exceeds the Threshold, then (x) provided such Qualified Loss is a Covered Tax Liability, then the Purchaser Indemnitees shall seek indemnification for such excess amount against the General Indemnity Holdback and (y) otherwise, the Major Vendors shall be responsible for such excess up to the “Retention” as this term is defined in the R&W Insurance Policy;

(III)
Third, in the event that the sum of the amount set out in subsection I and the amount actually disbursed under subsection II in connection with such Qualified Losses is lower than the “Retention” as this term is defined in the R&W Insurance Policy, the Major Vendors shall be responsible for such shortfall subject to the Purchase Price Cap;

(IV)	Fourth,

a.
Purchaser Indemnitees shall then actively pursue coverage and payment under the R&W Insurance Policy for the actual amount of such Qualified Losses, up to the policy limit of the R&W Insurance Policy and, in order to do so, shall use commercially reasonable efforts to obtain payment and compensation under the R&W Insurance Policy; provided however, it being understood and agreed that the actions to be undertaken by Purchaser Indemnitees under this subsection (IV)(a) shall consist solely of filing an insurance claim and reasonable follow up discussions and correspondence with the R&W Insurance Provider, but shall specifically not include or be deemed to require the filing of any lawsuit or otherwise instituting any legal proceedings (whether arbitrational, judicial or otherwise);

b.
in the event that coverage is denied by the R&W Insurance Provider notwithstanding the efforts of Purchaser Indemnitees referred to in subsection (IV)(a) above, the Major Vendors shall be responsible for any such Qualified Losses which exceed the sum of the amounts set out in subsections (I) through (III) above, subject to the Purchase Price Cap;

c.
in the event that R&W Insurance Provider honours the R&W Insurance Policy and makes payments under the R&W Insurance Policy, such payments from the R&W Insurance Provider shall be the fourth source of indemnification of the Purchaser Indemnitees hereunder;

(V)
Fifth, in the event that coverage is provided by the R&W Insurance Provider and that such Qualified Losses exceed the sum of the amounts set out in subsections (I) through (III) above together with the payments made under subsection (IV)(c) above, the Major Vendors shall be responsible for any excess amount, subject to the Purchase Price Cap;

(ii)
with respect to Qualified Losses which are not a Covered Tax Liability, any Purchaser Indemnitee shall be entitled to indemnification from the Major Vendors from dollar one up to the Purchase Price Cap;

(iii)
notwithstanding any provisions hereof, no Major Vendor shall support, or indemnify any Purchaser Indemnitees with respect to any reduction in value or consequential, indirect, special or punitive losses (but not for the remainder of such Losses) on any income taxes that are included in any such Qualified Losses or any liability identified in Schedule 6.1.2(d).

(f)
The maximum aggregate liability of a Major Vendor associated with (i) Breaches of Sections 6.1.1(b) or 6.1.2(b), (ii) Liabilities associated with the indemnification obligations under Section 6.1.2(c) or (iii) Liabilities identified in Schedule 6.1.2(d), shall not exceed its Common Equity Designated Percentage of the Purchase Price Cap (after deducting the Preferred Equity Purchase Price), and, in the case of a Preferred Shareholder, such amount plus, the Preferred Equity Purchase Price.

(g)
In the event that Losses related to any Claim for indemnification made by any Purchaser Indemnitee against the Major Vendors pursuant to Section 6.1.2(d) exceed the amount of Special Indemnity Holdback corresponding to any matter set forth on Schedule 6.1.2(d) (i.e., such amount has been distributed or otherwise is being held for pending claims by a Purchaser Indemnitee), then the General Indemnity Holdback shall be the second source of satisfaction of any unsatisfied Loss in excess of the applicable Special Indemnity Holdback (only to the extent that such unsatisfied Loss exceeds the Threshold, together with all other Losses that have been applied to the Threshold, collectively exceed the Threshold, but not subject to any Mini-Basket).

(h)
In the event that any Purchaser Indemnitee seeks recourse to the Escrow Amount for matters that a Major Vendor is severally (and not jointly and severally) liable for, the full amount of funds remaining in the Escrow Amount shall be available to the Purchaser Indemnitee for recourse (and the Purchaser Indemnitee’s recourse shall not be limited to such Major Vendor’s Common Equity Designated Percentage of the Escrow Amount).

(i)
No Party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter if such matter was included in the calculation of the adjustment to the Purchase Price.

6.3.2	Limitations on Indemnification of the Major Vendors

(a)
No Claims for indemnification may be made by the Major Vendors against the Purchaser and Parent pursuant to Section 6.2.1(a) unless and until the aggregate Losses suffered or incurred by the Major Vendors, taken as a whole, collectively exceed the Threshold, in which event only the amount of such Losses which exceed the Threshold may be recovered by the Major Vendors, subject to the limitations hereof.

(b)
The maximum aggregate liability of the Purchaser and Parent with respect to indemnification by the Purchaser or Parent pursuant to Section 6.2 shall not exceed ten percent (10%) of the Purchase Price Cap, provided, however, that the maximum aggregate liability associated with Losses related to Breaches of the representations and warranties set forth in Sections 3.2.1, 3.2.2 and 3.2.7 of Schedule 3.2 shall be capped at the Purchase Price.

6.4	General Indemnification Rules
The obligations of the Indemnifier to indemnify the Indemnified Party in respect of any Loss shall also be subject to the principles set forth in this Section 6.4.

6.4.1
Materiality Scrape. For the purposes of this Article 6, in determining (i) whether a Breach of any representation or warranty exists, (ii) whether a Breach of any covenant or agreement exists, and (iii) the amount of any Losses with respect to any such Breach of representation or warranty or Breach of covenant or agreement, any qualification or limitation based on materiality using the terms “material,” “materiality,” “material respects,” or “Material Adverse Change” or any similar term, shall not be taken into account, and the existence of any Breach of any representation, warranty, covenant or agreement, and the amount of any Losses with respect to any such Breach of representation, warranty, covenant or agreement shall be determined as if “material,” “materiality,” “material respects,” “Material Adverse Change” (which shall instead be read as adverse change), or any similar term, qualification or limitation based on materiality were not contained therein.

6.4.2
R&W Insurance Policy. Notwithstanding any provisions hereof and any reference to the R&W Insurance Policy hereunder, the subscription to the R&W Insurance Policy shall be the sole responsibility of the Purchaser and at its sole cost. Under no circumstances, the Major Vendors and the Vendors’ Delegate shall bear any liability or responsibility in connection with same. Without limiting the foregoing, the Major Vendors and the Vendors’ Delegate shall have no liability, and the limitations of liability under this Article 6 shall not be limited, restricted or affected in any manner (and the Major Vendors shall continue to benefit from all rights they have hereunder), in the event that (but in all instances only insofar as it is a result of): (a) the R&W Insurance Policy is not in force at the Effective Time for any reason; (b) the R&W Insurance Policy is terminated or cancelled or becomes null and of no effect at any time after the Effective Time for any reason; or (c) the R&W Insurance Provider refuses, omits or delays to make any payment under the R&W Insurance Policy for any reason, whether or not the R&W Insurance Provider is in default or not under the R&W Insurance Policy.

6.4.3
Appeal. In addition to the right provided to the Indemnifier to participate in or assume control of the defence of a Third Party Claim as provided in Article 6, the Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifier notice thereof and an opportunity to contest such Third Party Claim.

6.4.4	Loss. The Indemnified Party shall not be entitled to Claim for any punitive or other special damages.

6.4.5
Tax Benefits. The amount of any Loss for which indemnification is provided under this Article 6 will be reduced to take account of any net Tax benefit actually realized in the year of the Loss or the following taxable year by the Indemnified Party (and, if the Indemnified Party is the Purchaser, the Corporation) arising from the occurrence or payment of that Loss, to the extent necessary to ensure that the Indemnified Party receives a net amount which, taking into account any such net Tax benefit, is sufficient to fully compensate for the Loss, but results in no net gain to the Indemnified Party, such amount of net Tax benefit to be determined by the Indemnified Party in its sole discretion, which shall be final and conclusive if made in good faith.

6.4.6
Changes in Tax. The Major Vendors shall not be liable for any Claim for Tax if and to the extent it is attributable to, or the amount of the Claim is increased as a result of, any (i) legislation not in force as at the Closing Date, or (ii) change in the rates of Tax applicable at the Closing Date.

6.4.7
Recovery Once. With respect to any Loss suffered by the Indemnified Party, no liability shall attach to the Indemnifier to the extent that the same Loss has been recovered by the Indemnified Party under any other representation or warranty contained in this Agreement or any other document referred to herein and, accordingly, the Indemnified Party may only recover once in respect of the same Loss.

6.4.8	Insurance. The obligation of indemnification shall not apply to the extent that any Loss claimed is reimbursed through insurance to the Indemnified Party.

6.4.9
Adjustments. The Indemnifier shall have no obligation to indemnify the Indemnified Party for any Loss with respect to any matter if such matter was included in a calculation of an adjustment to the Purchase Price in accordance with Article 2.

6.4.10
Provisions. The amount of Losses shall be reduced by any allowance, provision or reserve in respect of and to the extent the matter giving rise to such Claim was included in the Financial Statements or the Closing Date Financial Statements so as to be included in the computation of the Closing Working Capital.

6.4.11
Remedy. To the extent that any Breach of representation or warranty contained in this Agreement is capable of remedy, the Indemnified Party shall afford the Indemnifier a reasonable opportunity to remedy the matter complained of within the time period so required (but in no event to exceed 30 days).

6.4.12	Fault of Party. The obligation of indemnification shall not apply to the extent that any Loss results from the fault of the Party seeking indemnification or from Fraud committed by such Party.

6.4.13
Loss Decrease. For purposes of clarification, to the extent any Loss has been reduced in accordance with the provisions of this Section 6.4 (the “Loss Decrease”), the amount of such Loss Decrease shall be excluded for the purposes of calculating if the Mini Basket or the Threshold has been reached.

6.5	Direct Claims
Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of acts, omissions or facts that may give rise to such Direct Claim (or such shorter period as may be necessary to give the Indemnifier reasonable time to timely respond in any applicable proceeding, in the event of a litigated matter). Such notice to the Indemnifier shall describe the Direct Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifier shall then have a period of thirty (30) days within which to respond in writing to such Direct Claim (the “Response Period”). If the Indemnifier does not so respond within the Response Period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party (including those provided for in the Escrow Agreement, if applicable). If the Indemnifier agrees prior to the expiration of the Response Period as to the validity of the Direct Claim (or of any portion thereof), the Indemnifier shall promptly pay, or the Parties shall direct the Escrow Agent to pay, to the extent applicable, to the Indemnified Party the amount of such Direct Claim (or portion thereof as to which the Indemnifier agreed was valid) forthwith upon such amount being quantified. If the Parties fail to agree as to the validity of all or any portion of the Direct Claim or its amount, any Party may exercise all remedies as may be available to such Party with respect to all or such portion of the Direct Claim as to which there is disagreement, as applicable. If the Indemnified Party is a Purchaser Indemnitee, such Purchaser Indemnitee shall be authorized to notify the Escrow Agent and the R&W Insurance Provider of the Direct Claim (or portion thereof as to which there is disagreement). To the extent the applicable Claim seeks payment from the Indemnity Holdback, the payment of the applicable Loss (or portion thereof) shall also proceed in accordance with the procedures set forth in the Escrow Agreement.

6.6	Notice of Third Party Claims
If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof, but in any event no later than twenty (20) days after receipt of such notice of such Third Party Claim (or such shorter period as may be necessary to give the Indemnifier reasonable time to timely respond in any applicable proceeding, in the event of a litigated matter). Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. If the Indemnified Party is a Purchaser Indemnitee, such Purchaser Indemnitee shall be authorized to notify the Escrow Agent and the R&W Insurance Provider of the Third Party Claim. To the extent the applicable Claim seeks payment from the Indemnity Holdback, the payment of the applicable Loss (or portion thereof) shall also proceed in accordance with the procedures set forth in the Escrow Agreement.

6.7	Defence of Third Party Claims

6.7.1
Assumption of Defence. The Indemnifier may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receiving notice of that Third Party Claim (the “Notice Period”), but only if (i) it acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from such Third-Party Claim in accordance with the terms of this Agreement and (ii) such Third-Party Claim is exclusively for civil monetary damages at law. Notwithstanding the foregoing, the Indemnifier shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifier, any such Third Party Claim. The Indemnifier’s right to so participate in or assume the defence of such Third Party Claim, shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim. The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall cooperate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier, and may participate in such defence assisted by counsel of its own choice at its cost and expense, provided that, subject to the satisfaction of (i) and (ii) above, the Indemnifier and its legal counsel shall lead the defence unless the interests of the Indemnified Party and the Indemnifier cannot, in the view of counsel for the Indemnified Party, be properly represented by the same counsel, then the Indemnified Party shall have the right to have its own counsel defend it and the expenses of such separate counsel for the Indemnified Party shall be borne by the Indemnifier. If the Indemnified Party has not received the notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

6.7.2	Settlement. The Indemnifier shall not settle, compromise or offer to settle or compromise any Third Party Claim without the written consent of the Indemnified Party, unless:

(a)	the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action;

(b)
the Indemnified Party receives, as part of the compromise and settlement, an unconditional release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim; and

(c)
such settlement is on a basis that would not result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law, wrongdoing or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) equitable remedies or any obligation of the Indemnified Party other than the payment of money damages for which the Indemnified Party will be indemnified hereunder.

6.8	Assistance for Third Party Claims
The Indemnifier and the Indemnified Party shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”):

6.8.1	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

6.8.2	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim.
Each of them shall otherwise cooperate with the Defending Party. The Indemnifier shall be responsible for all expenses associated with making such documents, records and materials available.

6.9	Duty to Mitigate
Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the Breach by an Indemnifier of any representation or warranty or the Breach of any covenant of the Indemnifier hereunder. If any Loss can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim against, recovery from, settlement with or payment by any other Person, the Indemnified Party shall use its reasonable good faith efforts to take the appropriate steps to attempt to enforce such Claim, recovery, settlement or payment.

6.10	Exclusivity of Remedy
Except for claims for Fraud and as provided in this Section 6.10, the sole and exclusive remedy of the Purchaser Indemnitees and the Major Vendors (in law, under applicable law or otherwise) for any Breach by the other of its representations, warranties or covenants in this Agreement or arising from the transactions contemplated hereby shall be a claim for indemnification pursuant to this Article 6. For the avoidance of doubt, none of the limitations and restrictions (including time for asserting Claims) on indemnification set forth in this Article 6 shall affect the rights of the Purchaser Indemnitees to make Claims against the R&W Insurance Provider under the R&W Insurance Policy, which rights shall be governed solely by the terms and conditions of the R&W Insurance Policy.

6.11	Purchase Price Adjustment
Any indemnification payment made under this Article 6 shall be treated by the Purchaser and the Major Vendors as an adjustment to the Aggregate Purchase Price. Such adjustment shall be allocated to the holders of the Class A and the Class B shares of the Corporation, pro rata in accordance with their interests.
Article 7
GUARANTOR

7.1	Guarantee

7.1.1
Scope of Guarantee. The Parent hereby unconditionally and irrevocably guarantees to the Major Vendors, jointly and severally with the Purchaser, the prompt and full performance and payment of all obligations of the Purchaser under this Agreement (the “Purchaser Obligations”). The guarantee under this Article 7 may be enforced by the Major Vendors without the necessity at any time of resorting to or exhausting any other remedy or without the necessity at any time of having recourse to this Agreement. The Parent agrees that nothing contained herein shall prevent the Major Vendors from exercising any and all rights or remedies under this Agreement or any Ancillary Agreement or Closing Document if any of the Purchaser or the Parent fail to timely perform the Purchaser Obligations, and the exercise of any of the aforesaid rights and the completion of any actions or proceedings related thereto shall not constitute a discharge of any of the obligations of the Parent hereunder, it being the express purpose and intent of the Parent that the Parent’s obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.

7.1.2
Survival of Guarantee. The obligation of the Parent to perform the Purchaser Obligations will not be limited or reduced as a result of the termination, invalidity or unenforceability of any right of the Major Vendors against the Purchaser due to any incapacity, disability or lack or limitation of status or of the power of the Purchaser or as a result of bankruptcy, insolvency or similar proceeding involving the Purchaser or for any other circumstance or reason whatsoever (other than the fulfillment of the Purchaser Obligations).

7.1.3
Reinstatement. The terms of this Article 7 shall continue to be effective, or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Purchaser Obligations is rescinded or must otherwise be returned or restored by the Major Vendors by reason of bankruptcy, insolvency or reorganization of the Purchaser, all as though such obligation had not been fulfilled.

7.1.4
Costs and Expenses. If at any time hereafter the Major Vendors retain counsel to pursue collection, to sue for enforcement of the terms hereof, or to file a Claim in any suit or proceeding related to the guarantee set forth in this Article 7, then each such event where the Major Vendors prevail, all of the reasonable legal fees, including extra-judicial fees and costs, related thereto shall be an additional liability of the Parent to the Major Vendors, payable on demand.

Article 8
GENERAL

8.1	Further Assurances
Each of the Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as another Party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.2	No Waiver
Failure of a Party to insist upon the strict performance of any term or condition of this Agreement or to exercise any right, remedy or recourse hereunder shall not be construed as a waiver or relinquishment of any such term and condition.

8.3	Cost and Expenses
Each of the Parties shall be responsible for and pay their respective legal, financial advisory and accounting costs and expenses incurred in connection with the consummation of the transactions contemplated herein, including the preparation, execution and delivery of this Agreement, the Ancillary Agreements and the Closing Documents, and, except as otherwise expressly set forth herein, any other costs and expenses whatsoever and howsoever incurred in connection herewith and/or therewith.

8.4	Confidentiality; Public Announcements

8.4.1
Except as may be required by applicable Law or stock exchange regulation or as otherwise expressly contemplated herein, no Party or their respective Affiliates or Representatives shall disclose to any third party this Agreement, the subject matter or terms hereof, or any Confidential Information concerning the business or affairs of any other Party which it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of the Corporation or the Purchaser, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, financial advisors, counsel, or accountants which shall also be subject to the requirements of this Section 8.4.1; (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Claim or Action of which it is aware which may result in disclosure and uses its best efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is already known by the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; and (f) to the extent that the same information becomes available to the Party making such disclosure on a nonconfidential basis from a source other than a Party or its Affiliates, which source, to the knowledge of the disclosing Party, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the other Party. The Purchaser may also disclose any such Confidential Information to the extent it believes, after consultation with legal counsel, that such disclosure is necessary or prudent as a company whose shares are publicly traded. If the Transactions are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request. Nothing in this Section 8.4.1 shall limit any disclosure (i) made in connection with the enforcement of or defense of any right or remedy relating to this Agreement or the Transaction Documents, (ii) as is necessary to prepare Tax Returns or other filings with any Governmental Authority or to defend or object to any reassessment of Taxes, (iii) as is necessary for a Major Vendor (or its Representatives) to prepare and disclose, as may be required, accounting statements, (iv) to assert, defend or protect any rights of a Major Vendor under this Agreement or any of the Transaction Documents or (v) for disclosure by Novacap, or their respective affiliates or successors, in their non-publicly distributed marketing materials and in any non-public update or communication to their limited partners, investors or prospective investors, financing sources, accountants, consultants and others (so long as in each case in the foregoing clauses (ii), (iii) or (v), such disclosure has a valid business purpose, is consistent with prior practice of Novacap, the recipients are bound by customary confidentiality provisions, and Novacap is responsible for any and all breaches of any such Person(s)).

8.4.2
All public notices to third parties and all other announcements, communications, press releases and publicity concerning the Agreement or the transactions contemplated by the Agreement, if prior to the Closing, must be jointly planned and coordinated by the Major Vendors and the Purchaser, unless required by applicable Law. Each Major Vendor hereby agrees with the Purchaser that from and after Closing no announcements, communications, press releases or publicity concerning the Agreement or the transactions contemplated by the Agreement shall be made or be caused to be made unless the Purchaser shall have provided its prior written consent. Subject to the exception provided in Section 8.4.1, the Purchaser hereby agrees with the Major Vendors that from and after Closing, to the extent that any announcements, communications, press releases or publicity concerning the Agreement or the transactions contemplated by the Agreement specifically name Novacap, Purchaser shall provide a copy of such announcement, communication, press release or publicity to Vendors’ Delegate in draft form at least one day prior to its release, and the Purchaser shall consider in good faith any reasonable comments made by the Vendors’ Delegate that are received by the Purchaser prior to such release, to the extent such reasonable comments relate to Novacap.

8.5	Successors, Assigns and Assignments
This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of the amalgamation or statutory arrangement of any Party) and permitted assigns of the Parties. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

8.6	Entire Agreement
This Agreement, the Confidentiality Agreement, the Ancillary Agreements and the Closing Documents constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement. No Party has been induced to enter into the Agreement in reliance on, and there will be no liability assessed with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in the Agreement or in the Ancillary Agreements or Closing Documents.

8.7	Amendments and Waivers
No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all Parties. No waiver of any Breach of any provision of this Agreement or any waiver or consent to depart from the requirements of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific Breach waived.

8.8	Notices
Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and will be given by personal delivery, by registered mail, by courier services (followed by receipt by registered mail or courier services within two Business Days) or by e-mail addressed to each Party as set forth in Schedules 2.1(A) and 8.8 or to other coordinates that have been designated by notice by any recipient Party to the others, to such other address, individual or electronic communication number (followed by receipt by registered mail or courier services within two Business Days).
Any demand, notice or other communication given by personal delivery or courier services shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third (3rd) Business Day following the deposit thereof in the mail and, if given by e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient on a Business Day and on the next Business Day if not given during such hours. If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

8.9	Governing Law and Forum
This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the Laws of Canada applicable therein. Each of the Parties irrevocably submits and attorns to the jurisdiction of the courts of the Province of Alberta situated in the city of Calgary to determine all issues, whether at law or in equity arising from the Agreement. To the extent permitted by applicable Law, each of the Parties irrevocably waives any objection (including any claim of inconvenient forum) to the venue of any legal proceeding arising out of or relating to the Agreement in the courts of the Province of Alberta in the city of Calgary, or that the subject matter of the Agreement may not be enforced in these courts, and irrevocably agrees not to seek, and hereby waives any right to, judicial review by any court which may be called upon to enforce the judgment of these courts, of the substantive merits of any such suit, action or proceeding. To the extent a Party has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under the Agreement.

8.10	Severability
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

8.11	Specific Performance and other Discretionary Rights
Each of the Parties acknowledges and agrees that a Breach by a Party of any obligation in this Agreement shall cause the other Party to sustain injury for which it would not have an adequate remedy at Law for money damages. Therefore, each of the Parties agrees that in the event of any such Breach, the aggrieved Party shall be entitled to specific performance of such obligation and provisional interlocutory and permanent injunctive relief and other equitable remedies to which it may be entitled and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive relief or other equitable remedies.

8.12	Post-Acquisition Attorney-Client Issues

8.12.1
Vendors Post-Acquisition Use of Law Firms. Each of the Parties acknowledges that (i) one or more Vendors and the Group have retained the Law Firms to act as their counsel in connection with the transactions contemplated by this Agreement as well as other past and ongoing matters; (ii) except for the Vendors and the Group, the Law Firms have not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement; and (iii) no Person other than the Vendors and the Group has the status of client of the Law Firms for conflict of interest or any other purpose as a result thereof. The Purchaser (x) waives and will not assert, and will cause each of its Affiliates to waive and not assert, any conflict of interest relating to the Law Firms’ representation after the Closing of any Vendor, member of the Group or their respective Affiliates in any matter involving the transactions contemplated by this Agreement; and (y) consents to, and will cause each of its Affiliates to consent to, any such representation, even though, in each case, (A) the interests of such Vendor, and or such Vendor’s Affiliate may be directly adverse to the Purchaser or any of its Affiliates; or (B) the Law Firms may have represented the Group or any of their Affiliates in a substantially related matter.

8.12.2
Purchaser’s Non-Access to the Group’s Legal Records Regarding the Transaction. The Purchaser agrees that, after the Closing, neither the Purchaser nor any of its Affiliates will have any right to access or control any of the Law Firms’ records relating to or affecting the transactions contemplated by this Agreement, which will be the property of (and controlled by) the Vendors. In addition, all communications between the Vendors and Group, on the one hand, and the Law Firms, on the other hand, related to this or any other proposed sale of the Purchased Shares, the Agreement or the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Vendors and their respective Affiliates (and not the Group) (the “Vendors Pre-Closing Communications”). Accordingly, neither the members of the Group nor the Purchaser shall have access to any such Vendors Pre-Closing Communications or to the files of the Law Firms relating to such engagement from and after the Closing, and all books, records and other materials of the Group in any medium (including electronic copies) containing or reflecting any of the Vendors Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Vendors effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and shall be delivered to the Vendors immediately prior to the Closing with no copies thereof retained by the members of the Group, the Purchaser or any of the Purchaser’s Affiliates or Representatives. From and after the Closing, the Purchaser and the members of the Group shall maintain the confidentiality of all such material and information. From and after the Closing, none of the Purchaser, the members of the Group, Affiliates and Representatives shall access or in any way, directly or indirectly, use or rely upon any such materials or information. To the extent that any such materials or information are not delivered to the Vendors prior to the Closing, they will be held for the benefit of the Vendors, and the Purchaser, the members of the Group and their respective Affiliates will deliver all such material and information to the Vendors promptly upon discovery thereof, without using or retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (a) the Vendors and their respective Affiliates (and not the members of the Group) shall be the sole holders of the attorney-client privilege with respect to such engagement and the Vendors Pre-Closing Communications, and none of the members of the Group shall be a holder thereof, (b) to the extent that files of Vendors’ Counsel in respect of such engagement and with respect to the Vendors Pre–Closing Communications constitute property of the client, only the Vendors and their respective Affiliates (and not the members of the Group) shall hold such property rights and (c) Vendors’ Counsel shall not have any duty whatsoever to reveal or disclose any such attorney-client communications, files or the Vendors Pre-Closing Communications to the members of the Group by reason of any attorney-client relationship between Vendors’ Counsel and the members of the Group or otherwise. As to Vendors Pre-Closing Communications, the Purchaser and its Affiliates (including, after the Closing, the members of the Group) and the Vendors, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Vendors Pre-Closing Communications in any action or claim against or involving any of the Parties hereto after the Closing.

8.12.3
Vendors’ Retention of Attorney-Client Privilege with respect to Sell-Side Legal Representation. The Purchaser agrees, on its own behalf and on behalf of its Affiliates, that from and after the Closing, (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Vendors Pre-Closing Communications belong to the Vendors and will not pass to or be claimed by the Purchaser, the members of the Group or any of their respective Affiliates; and (ii) the Vendors will have the exclusive right to control, assert, or waive attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Vendors Pre-Closing Communications. Accordingly, the Purchaser will not, and will cause each of its Affiliates not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Vendors Pre-Closing Communications, except in the event of a post-Closing dispute with a Person that is not a Vendor or one of their respective Affiliates; or (y) take any action that could cause any Vendors Pre-Closing Communications to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege including waiving such protection in any dispute with a Person that is not a Vendor or one of their respective Affiliates. Furthermore, each of the Purchaser and the Vendors agrees, on its own behalf and on behalf of each of its Affiliates, that in the event of a dispute between any Vendor or one of their respective Affiliates, on the one hand, and any member of the Group, on the other hand, arising out of or relating to any matter in which the Law Firms jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to such members of the Group or Affiliate thereof, any information or documents developed or shared during the course of the Law Firms’ joint representation.

8.13	Counterparts
This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original but all of which taken together shall be deemed to constitute one and the same agreement. A facsimile or electronic transmission of the Agreement bearing a signature on behalf of a Party shall be legal and binding on such Party.
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SHARE PURCHASE AGREEMENT

The undersigned hereby (a) agrees to the covenants, terms and conditions of the Share Purchase Agreement among Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P., 2157996 Alberta Ltd. (successor to 1165437 Alberta Ltd.), , as Major Vendors, 2159562 Alberta Ltd., as purchaser, Mistras Group, Inc., as guarantor of the purchaser, with the intervention of Onstream Holdings Inc. (the “Agreement”), and (b) authorizes this signature page to be attached as a counterpart signature page to the Agreement as of the date first written above.

NOVACAP TMT IV, L.P., by its general partner, Novacap Management Inc. in its capacity as Vendors’ Delegate		NOVACAP TMT IV, L.P., by its general partner, Novacap Management Inc.

Per:	Name: Title:	Per:	Name: Title:

NOVACAP INTERNATIONAL TMT IV, L.P., by its general partner, Novacap Management Inc.		NVC TMT IV, L.P., by its general partner, Novacap Management Inc.

Per:	Name: Title:	Per:	Name: Title:

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SHARE PURCHASE AGREEMENT

The undersigned hereby (a) agrees to the covenants, terms and conditions of the Share Purchase Agreement among Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P., 2157996 Alberta Ltd. (successor to 1165437 Alberta Ltd.), , as Major Vendors, 2159562 Alberta Ltd., as purchaser, Mistras Group, Inc., as guarantor of the purchaser, with the intervention of Onstream Holdings Inc. (the “Agreement”), and (b) authorizes this signature page to be attached as a counterpart signature page to the Agreement as of the date first written above.

2157996 ALBERTA LTD.		ONSTREAM HOLDINGS INC.
Per:		Per:
	Name: Title:		Name: Title:

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SHARE PURCHASE AGREEMENT

The undersigned hereby (a) agrees to the covenants, terms and conditions of the Share Purchase Agreement among Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P., 2157996 Alberta Ltd. (successor to 1165437 Alberta Ltd.), , as Major Vendors, 2159562 Alberta Ltd., as purchaser, Mistras Group, Inc., as guarantor of the purchaser, with the intervention of Onstream Holdings Inc. (the “Agreement”), and (b) authorizes this signature page to be attached as a counterpart signature page to the Agreement as of the date first written above.

2159562 ALBERTA LTD.	MISTRAS GROUP, INC.
Per:	Per:

Per:	Per:

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1.1 – 1

SCHEDULE 1.1

DEFINITIONS

1.1	Definitions

1.1.1
“Accounts Payable” means all accounts payable and accrued liabilities related to the Business of the Group, calculated in accordance with ASPE, but excluding any amounts payable to the Vendors or any of their Affiliates;

1.1.2
“Accounts Receivables” means all accounts receivable due, owing, or accruing, to the Group in connection with the Business, net of allowance for doubtful accounts, in each case, calculated in accordance with ASPE, including all Contracts in transit, manufacturer’s warranty receivables, notes, accounts receivable, trade account receivables, and insurance proceeds receivable, but excluding any amounts receivable from the Vendors or any of their Affiliates other than receivables due and owing from same in connection with the Business;

1.1.3	“Action” means any action, appeal, petition, plea, charge, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding;

1.1.4	“Adjustment Holdback” has the meaning ascribed thereto in Section 2.5.2(b);

1.1.5	“Affiliate” has the meaning ascribed thereto in the CBCA;

1.1.6	“Aggregate Purchase Price” has the meaning ascribed thereto in Section 2.2 hereof;

1.1.7	“Agreement” means this agreement, its recitals, together with its Schedules and all amendments made hereto by written agreement between the Parties;

1.1.8
“Ancillary Agreements” means the Minority Vendors’ SPAs, the Escrow Agreement, the Restrictive Covenant Agreements, the employment agreements referenced in Section 5.2.1(h) and the option cancellation agreements referenced in Section 5.2.1(n);

1.1.9
“ASPE” means (a) prior to January 1, 2011, the generally accepted accounting principles stated in the Handbook of the Canadian Institute of Chartered Accountants; and (b) since January 1, 2011, the Accounting Standards for Private Enterprises generally accepted in Canada from time to time and approved by the Chartered Professional Accountants of Canada, or any successor organization, applicable on a consolidated basis to private enterprises, in both cases, in effect as of a given date and applied on a basis consistent with that of preceding periods;

1.1.10	“Auditors” means KPMG LLP;

1.1 – 2

1.1.11
“Basis” means any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence;

1.1.12
“Books and Records” means any books, records and accounts of the Group related to the Business, including invoices, financial data and records and copies of filed Tax Returns but excludes all privileged communications and all documents containing such communications related to the transactions contemplated herein or in any Ancillary Agreement or Closing Document;

1.1.13	“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, termination or cancellation;

1.1.14	“Business” has the meaning ascribed thereto in the preamble hereof;

1.1.15	“Business Day” means any day on which Canadian chartered banks are generally open for business in Toronto (Ontario), other than a Saturday or a Sunday;

1.1.16	“Caps” has the meaning ascribed thereto in Section 6.3.1(b) hereof;

1.1.17
“Cash” means cash and cash equivalents of the Group, on a consolidated basis, including term deposits, guaranteed investment certificates and similar readily liquid instruments, net of outstanding cheques calculated in accordance with ASPE;

1.1.18
“CASL” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23;

1.1.19	“CBCA” means the Canada Business Corporations Act, as now in effect and as may be amended from time to time prior to the Closing Date;

1.1.20
“Claims” means any claim, complaint, demand, grievance, prosecution or legal, judicial, arbitral or administrative proceedings, including assessment or reassessment and any appeal or application for review;

1.1.21
“Closing” means the completion on the Closing Date of the sale to, and purchase by, the Purchaser of the Purchased Shares and the completion of all other transactions contemplated by this Agreement which are to occur concurrently with the purchase and sale of the Purchased Shares;

1.1.22	“Closing Calculation” has the meaning ascribed thereto in Section 2.6.1;

1.1 – 3

1.1.23	“Closing Cash” means the Cash as at the Effective Time as determined on the basis of the Closing Date Financial Statements;

1.1.24	“Closing Date” means December 13, 2018;

1.1.25	“Closing Date Financial Statements” means the audited and consolidated balance sheet of the Group for the period ending on the Effective Time on the Closing Date;

1.1.26	“Closing Document” means any agreement or document entered into in connection or delivered in connection with the Closing other than the Ancillary Agreements;

1.1.27
“Closing Indebtedness” means the Indebtedness at the Effective Time based on the Closing Date Financial Statements but disregarding any unamortized transaction cost or other similar account which reduces the value of the long term debt on the balance sheet;

1.1.28	“Closing Transaction Expenses” means the Transaction Expenses as at the Effective Time based on the Closing Date Financial Statements;

1.1.29	“Closing Working Capital” means the Working Capital at the Effective Time based on the Closing Date Financial Statements;

1.1.30	“Code” means the Internal Revenue Code of 1986, as amended;

1.1.31
“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any labour union or employee association that governs the terms and conditions of employment of any Employees;

1.1 – 4

1.1.32	“Common Equity Designated Percentage” for each Major Vendor means the percentage set forth opposite his, her or its name in the total set out in Schedule 2.1(A) hereto;

1.1.33
“Commitment” with respect to any Person means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require such Person to issue any of its Equity Interests, or any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person, (b) statutory pre-emptive rights or pre-emptive rights granted under the applicable Person’s organizational documents, and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person;

1.1.34	“Confidential Information” means any information concerning the businesses and affairs of the Purchaser or the Corporation and their respective Subsidiaries which is not generally known to the public;

1.1.35	“Confidentiality Agreement” means the confidentiality agreement dated June 14, 2018, entered into between the Parent and the Corporation;

1.1.36	“Consent” means any consent, approval, notification, waiver, authorization, filing or other similar action that is necessary;

1.1.37
“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral;

1.1.38	“Corporation” has the meaning ascribed thereto in the preamble;

1.1.39	“Covered Tax Liability” has the meaning ascribed thereto in Section 6.3.1(e)(i) hereof;

1.1.40
“Current Assets” means the aggregate sum of the values of the Group’s Accounts Receivable and Prepaid Expenses, calculated in accordance with ASPE, but excluding, for greater certainty, any future income Tax assets (both current and non-current portions) and income Taxes receivable;

1.1.41
“Current Liabilities” means, without duplication, the aggregate sum of the Group’s Accounts Payable and deferred revenues, calculated in accordance with ASPE but excluding any amount, without duplication, that is included within Indebtedness or Transaction Expenses, and excluding any 2018 year-end annual bonuses payable in accordance with the list provided to Purchaser, liabilities payable or accrued relating to Claims, income Taxes payable and future income Tax Liability (both current and non-current portions);

1.1 – 5

1.1.42	“Defending Party” has the meaning ascribed thereto in Section 6.8;

1.1.43	“Direct Claim” means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

1.1.44	“Effective Time” means 11:59 PM Mountain Time, on the Closing Date;

1.1.45
“Employees” means all of the individuals who are employed by any member of the Group, whether on a full-time or part-time basis, and includes any Person retained by any member of the Group, or in conjunction with the Business, as an independent contractor or consultant, a list of which is in the Employment Matters Disclosure Letter;

1.1.46
“Employee Plans” means each and every retirement, pension, retirement savings, bonus or incentive award, profit sharing, deferred compensation, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, unemployment benefits, supplemental income, stock purchase, stock option, phantom stock, share appreciation rights or material fringe benefit plan, program, agreement, arrangement or policy (i) that is administered, maintained, sponsored or otherwise funded or contributed to, or required to be funded or contributed to, by or on behalf of any member of the Group or any ERISA Affiliate, for the benefit of the Employees, or (ii) with respect to which any member of the Group or any ERISA Affiliate has any Liability, except that the term “Employee Plans” shall not include any public statutory plans with which the Group is required to comply, including the Canada Pension Plan or plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation;

1.1.47	“Employment Matters Disclosure Letter” means the disclosure letter provided by the Vendors to the Purchaser which includes information in relation to Employees and Employee Plans;

1.1.48
“Encumbrance” means any encumbrance (registered or unregistered and statutory or otherwise) and includes any security interest, mortgage, hypothec, conditional sale, pledge, lien (statutory or otherwise), assignment, charge, security under section 426 or section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising);

1.1.49
“Environmental Authorization” means approvals, permits, Orders, Consents, agreements, instructions, directions, authorizations or registrations issued, granted, conferred or required by a Governmental Authority with respect to any Environmental Law;

1.1.50	“Environmental Laws” means all applicable domestic or foreign federal, provincial, state, local or municipal statutes, laws (including the common law),

1.1 – 6

ordinances, regulations or by-laws relating in whole or in part to the environment or Hazardous Substances;

1.1.51
“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person;

1.1.52	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

1.1.53	“ERISA Affiliate” means any other Person that, together with any Member of the Group, would be treated as a single employer under Section 414 of the Code;

1.1.54	“Escrow Agent” means Computershare Trust Company of Canada, as escrow agent;

1.1.55	“Escrow Agreement” means the escrow agreement between the Vendors’ Delegate, the Purchaser, the Parent and the Escrow Agent to be executed on the Closing Date;

1.1.56	“Estimated Aggregate Purchase Price” has the meaning ascribed thereto in Section 2.3(f);

1.1.57	“Estimated Aggregate Purchase Price Statement” has the meaning ascribed thereto in Section 2.3;

1.1.58	“Estimated Closing Cash” has the meaning ascribed thereto in Section 2.3(c);

1.1.59	“Estimated Closing Indebtedness” has the meaning ascribed thereto in Section 2.3(d);

1.1.60	“Estimated Closing Transaction Expenses” has the meaning ascribed thereto in Section 2.3(e);

1.1.61	“Estimated Closing Working Capital” has the meaning ascribed thereto in Section 2.3(b);

1.1.62	“Financial Statements” means the Year End Financial Statements and the Interim Financial Statements, copies of which are attached hereto as Section 3.1.22 of Schedule 3.1;

1.1.63	“First Source Amount” has the meaning ascribed thereto in Section 6.3.1(b);

1.1 – 7

1.1.64
“Fraud” means a claim for fraud, provided there is a Specific Intent to Deceive. “Specific Intent to Deceive” means that the Party making the representation or warranty had actual knowledge of the material inaccuracy of such representation or warranty and had Specific Intent to Deceive the other Party;

1.1.65	“Fundamental Representations” has the meaning ascribed thereto in Section 3.4.1 (a);

1.1.66
“Governmental Authority” or “Governmental Authorities” means any (a) multinational, federal, provincial, state, territorial, regional, municipal, local, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, agency board or bureau, domestic or foreign, (b) any agency, commission, arbitration panel, quasi-governmental or private body exercising any regulatory, administrative, expropriation or Tax Authority under or for the account of any of the foregoing, or (c) any judiciary or quasi-judiciary tribunal, court or body, that have jurisdiction over the Business;

1.1.67
“Group” means, collectively, the Corporation and its Subsidiary, Onstream Pipeline Inspection Services Inc. and its Subsidiary, Onstream Pipeline Inspection USA Inc., and “member of the Group” means any one of them;

1.1.68
“Group IP Agreements” means all licenses, sublicenses, and other Contracts, whether written or oral, relating to Intellectual Property to which any member of the Group is a party, beneficiary, or otherwise bound;

1.1.69	“GST/HST” means Taxes imposed under Part IX of the Excise Tax Act (Canada);

1.1.70
“Hazardous Substances” means any hazardous chemical, material, waste or substance that is prohibited, controlled or regulated by any Governmental Authority pursuant to, or for which liability is imposed under Environmental Laws;

1.1.71	“Indebtedness” means, in relation to the Group, on a consolidated basis;

(a)	all indebtedness of the Group for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property or services;

(b)	the amount of all liabilities of the Group pursuant to all capital leases;

(c)	all liabilities of the Group evidenced by bonds, debentures, notes or similar instruments or debt securities;

(d)	all liabilities of the Group in respect of dividends;

(e)	all guarantees by the Corporation of the debt of other Persons (except for these provided in the Ordinary Course of Business);

1.1 – 8

(f)	all liabilities of the Group in respect of bankers’ acceptances;

(g)	all income Taxes net of income Taxes receivable;

(h)	all liabilities of the Group to the Vendors or any of their Affiliates with respect to management fees; and

(i)	all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing;
for greater certainty, Indebtedness shall not include any liabilities included in the definition of Current Liabilities;

1.1.72	“Indemnifier” means any Party obligated to provide indemnification under this Agreement;

1.1.73	“Indemnified Party” means any Person entitled to indemnification under this Agreement;

1.1.74	“Indemnity Holdback” has the meaning ascribed thereto in Section 2.5.2(c);

1.1.75	“Independent Firm” has the meaning ascribed thereto in Section 2.6.3;

1.1.76	“Information Technology” means all computer systems, communication systems, software (other than off-the-shelf software) and hardware, whether owned, used or licensed;

1.1.77	“Initial Consideration” has the meaning ascribed thereto in Section 2.5.2(a);

1.1.78
“Intellectual Property” means any and all rights in, arising out of, or associated with any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof; (b) copyrights and all registrations and applications for registration thereof; (c) patents and patent applications; (d) internet domain name registrations and social media accounts or handles; and (e) other intellectual property and related proprietary rights;

1.1.79
“Interim Financial Statements” means the unaudited consolidated financial statements of the Group for the 8 month period ended August 31, 2018 (the “Interim Balance Sheet Date”), consisting of an unaudited balance sheet and the accompanying statement of operations of the Group;

1.1.80
“Inventories” means all inventories of every nature and kind owned by the Group and pertaining to the Business including raw materials, spare parts, packaging materials, finished goods, work in process and production and shipping supplies, in each case, calculated in accordance with ASPE;

1.1 – 9

1.1.81	“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury;

1.1.82	“Knowledge of the Vendors” means the actual or constructive knowledge of Chad Niehaus, Mark Rudnicki and Gerry Wilkinson, after reasonable internal inquiry;

1.1.83	“Law Firms” refer to McMillan LLP and Foley and Lardner LLP and their successors;

1.1.84
“Laws” means all applicable Canadian or foreign federal, provincial, state or municipal statutes, laws (including common law, civil law and equity), ordinances, regulations or by-laws, and all Orders of any Governmental Authority;

1.1.85
“Liability” means any debt, liability, obligation, duty and responsibility of any kind and description, whether accrued or fixed, absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, determined or determinable, asserted or unasserted, matured or unmatured, or of any other nature, including those arising under any Law, action or governmental order and those arising under any contract, regardless of whether such debt, liability, obligation, duty or responsibility would be required to be disclosed on a balance sheet prepared in accordance with ASPE;

1.1.86
“License” means any license, permit, franchise, approval, consent, permission, waste generator number, registration, assessment, certificate or other authorization whether contractual, regulatory or governmental;

1.1.87
“Loss” means any loss, liability, damage, payment, amounts paid in settlement, obligation, cost, expense, Tax, charge, fine, penalty or assessment actually suffered by an Indemnified Party, as well as any diminution in value, incidental and consequential damages as a direct result of such matters, (i) including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, and reasonable professional fees and disbursements (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs of investigation, preparation and litigation in connection therewith), but (ii) excluding punitive or other special damages;

1.1.88	“Loss Decrease” has the meaning ascribed thereto in Section 6.4.13;

1.1.89	“Major Vendor” or “Major Vendors” means, individually or collectively, as the case may be, Novacap and the Preferred Shareholder;

1.1.90	“Material Adverse Change” means any change that is material and adverse to the properties, assets, Liabilities, rights, obligations, operations, Business,

1.1 – 10

prospects, the results of operations or the condition (financial or otherwise) of the Group, taken as a whole, except for any change caused by, pertaining to or arising from the following: (a) the announcement, pendency or completion of the transaction contemplated herein or the performance of any obligation hereunder; (b) changes in the Canadian, United States or foreign economies or in the capital markets in general, except to the extent specifically related to or disproportionately impacting the Group or the Business; (c) changes in or relating to the currency exchange rates; (d) conditions generally affecting the industry in which the Group operate or the markets for any of the products or services of the Group, except to the extent specifically related to or disproportionately impacting the Group or the Business; (e) the initiation, occurrence or continuation of war (whether declared or undeclared), armed hostilities or acts of terrorism; (f) any change or proposed change in applicable Laws, regulatory conditions, government programs or policies, or the interpretation, application or non-application of Laws; (g) any change in ASPE; (h) any action taken by the Vendors or the Group in response to the written request of the Purchaser; and (i) a natural disaster;

1.1.91	“Material Contract” means:

(a)
any Contract (with the exception of contracts which are dealt with in paragraphs (b) to (m) below) involving aggregate payments in any year to or by any member of the Group of an amount or value in excess of $500,000;

(b)	the Real Property Leases;

(c)	the Contracts in respect of the largest ten (10) customers (by revenue) of the Group for the twelve (12) month period ending on December 31, 2017;

(d)	the Contracts in respect of the largest ten (10) suppliers (by revenue) of the Group for the twelve (12) month period ending on December 31, 2017;

(e)
a Contract involving an amount in excess of $100,000 relating to Indebtedness, borrowed money or the mortgaging, pledging or otherwise placing an Encumbrance on any Equity Interest (including the Purchased Shares) or asset or group of assets of the Group;

(f)	a written Contract with an Employee (except Contracts in the Ordinary Course of Business with Employees with annual base compensation of less than $150,000);

(g)	any Contract concerning an investment or interest in a limited liability company, partnership, joint venture, or similar arrangement;

1.1 – 11

(h)	any Contract concerning noncompetition;

(i)
any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, change of control, or other similar Contract for the benefit of its current or former directors, officers, employees, consultants or stockholders;

(j)	any collective bargaining Contract;

(k)	any written Contract for the employment of any individual on a full time, part time, consulting, or other basis providing annual compensation in excess of $150,000 or providing severance benefits;

(l)
any Contract under which it has advanced or loaned or guaranteed any loan in any amount to any of its directors, officers or consultants or any Vendor or, outside the Ordinary Course of Business, to its Employees that are not Vendors; and

(m)	a Contract with an officer, director or shareholder of any of the member of the Group (or any Person related to any of the foregoing Persons), including the Vendors;

1.1.92	“Minority Vendors” means those shareholders of the Corporation listed in Schedule 2.1(B) hereto;

1.1.93	“Minority Vendors’ Shares” has the meaning ascribed thereto in the preamble;

1.1.94	“Minority Vendors’ SPAs” means the share purchase agreements entered into on the date hereof between the Purchaser and each of the Minority Vendors;

1.1.95	“Notice Period” has the meaning ascribed thereto in Section 6.7.1 hereof;

1.1.96	“Novacap” means Novacap TMT IV, L.P., Novacap International TMT IV, L.P. and NVC TMT IV, L.P.;

1.1.97	“Objection Notice” has the meaning ascribed thereto in Section 2.6.1;

1.1.98
“OHS Laws” means all laws, statutes, ordinances and regulations relating to occupational health and safety and industrial hygiene matters including matters relating to indoor air quality, noise and vibration, and exposures to any Hazardous Substances;

1.1.99
“Open Source Software” means software that is licensed under an agreement that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative, which licensed include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public

1.1 – 12

License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License and the BSD license and the Apache Licenses;

1.1.100	“Optionholders” means the Employees who hold options of the Corporation immediately prior to the Closing;

1.1.101
“Options Aggregate Consideration” means the aggregate consideration payable by the Corporation to the Optionholders (in the amounts set forth in Section 3.1.9 of Schedule 3.1) as a result of the cancellation of the options held by such Optionholders, which cancellation shall occur immediately prior to, or concurrently with, the Closing;

1.1.102
“Options Net Consideration” means the Options Aggregate Consideration, less any amount that the Corporation (or any member of the Group) is required by law or otherwise to deduct, retain or remit with respect to such consideration;

1.1.103
“Order” means any legally enforceable order or any judgment, injunction, decision, verdict, decree, subpoena, precept, command, directive, ruling, award or writ, or other similar determination or finding by, before, or under the supervision of any court, tribunal, arbitrator or other Governmental Authority, arbitrator, or mediator;

1.1.104
“Ordinary Course of Business” means, when used in relation to the conduct of the Business, any action which is taken in the ordinary course of the normal day-to-day operations of such Person consistent with the Group’s past practices;

1.1.105	“Over Payment” has the meaning ascribed thereto in Section 2.7.1;

1.1.106
“Owned Intellectual Property” means Intellectual Property that is owned by any member of the Group and used in the operation of the Business as currently conducted and excludes Third Party Intellectual Property;

1.1.107	“Paid-out Creditors” means Novacap and Bank of Montreal, as administrative agent for the lenders under the OPIS Canada credit agreement, dated as of November 25, 2015;

1.1.108	“Parent” has the meaning ascribed thereto in the preamble hereof;

1.1.109	“Parties” means the Vendors, the Purchaser, the Parent and the Corporation, and “Party” means any one of them;

1.1.110	“Pay-Out Letters” has the meaning ascribed thereto in Section 2.4;

1.1.111	“Pension Plan” means each of the Employee Plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act;

1.1 – 13

1.1.112
“Permits” means all permits, certificates, certificates of authorization, certificates of compliance, authorizations, licenses, approvals of and registrations with any Governmental Authority or pursuant to any Laws that are used or held in connection with the Business or and any certification, approval, accreditation, or other similar authorization issued to a member of the Group by industry organizations including Nadcap (formerly National Aerospace and Defense Contractors Accreditation Program) and/or the International Organization for Standardization (ISO);

1.1.113	“Permitted Encumbrances” means

(a)
applicable municipal laws or by-laws, development agreements, subdivision agreements, site plan agreements and building restrictions which do not affect, in any material respect, the use or value of the Real Property affected thereby;

(b)
any easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services and any registered or recorded restrictions or covenants that run with the land, provided that they do not individually or in the aggregate detract from the value or marketability of the Real Property in any material respect and will not materially adversely affect the ability of any member of the Group to carry on its Business as it has been carried on in the immediately preceding twelve (12) month period;

(c)	defects or irregularities in title to the Real Property which do not, in any material respect, affect the use or value of the of the Real Property affected thereby;

(d)
reservations, limitations, provisions and conditions, if any, expressed in any original grants of land by a Governmental Authority which do not, in any material respect, affect the use or value of the Real Property affected thereby;

(e)
undetermined or inchoate construction or repair or storage liens arising in the Ordinary Course of Business of a member of the Group, a claim for which has not been filed or registered pursuant to Law or notice in writing of which has not been given to the Group and which, in any such case, relate to obligations not due and payable or that are being contested in good faith;

(f)
statutory liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due;

1.1 – 14

(g)
inchoate or statutory liens for Taxes not at the time overdue and inchoate or statutory liens for overdue Taxes the validity of which the Corporation is contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes;

(h)	Encumbrances given by a member of the Group to a public utility or any Governmental Authority when required in the Ordinary Course of Business;

(i)	rights of equipment lessors under equipment contracts provided the terms of such equipment contracts have been complied with up to and on the Closing Date;

(j)
financing statements evidencing the rights of equipment lessors under equipment contracts in and to the equipment and vehicles which are subject to such contracts provided the terms of such equipment contracts have been complied with up to and on the Closing Date;

(k)
any privilege in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under contracts so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such Encumbrances or privileges do not, in any material respect, affect the use or value of the assets affected thereby; and

(l)	Encumbrances listed on Schedule 1.1.113;

1.1.114
“Person” includes any individual, trust, trustee, executor, administrator, legal personal representative, estate, firm, partnership, joint venture, venture capital fund, joint stock company, association, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

1.1.115
“Personal Information” means information about an individual who can be identified by the Person who holds that information, but does not include business contact information when collected, used or disclosed for the purposes of contacting an individual in that individual’s capacity as an employee or an official of an organization and for no other purposes;

1.1.116	“Pre-Closing Straddle Period” has the meaning ascribed thereto in Section 0;

1.1.117
“Pre-Closing Taxes” means (i) any Taxes of or imposed on or with respect to any member of the Group for a Pre-Closing Tax Period or a Pre-Closing Straddle Period (as determined in accordance with Section 0 for Straddle Periods); (ii) any Taxes of any other Person for which any member of the Group is liable as a result of having been a member of an affiliated, consolidated, combined or

1.1 – 15

unitary group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law; (iii) any Taxes imposed on any member of the Group as a result of being a transferee or successor, by contract (other than agreements entered into in the Ordinary Course of Business and not principally relating to Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (iv) any Taxes arising under Section 951, Section 951A or Section 965 of the Code (or similar provisions of state or local Law) with respect to the income, business or operations of any member of the Group in any period (or portion thereof) ending on or before the Closing Date; or (v) any liabilities of the Vendors or any member of the Group under Section 965(h) of the Code; but excluding any Taxes taken into consideration in the calculation of the Purchase Price (to the extent necessary in order to avoid duplication);

1.1.118	“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date;

1.1.119	“Preferred Equity Purchase Price” means that portion of the Purchase Price associated with the acquisition of the Class D Preferred Shares as set forth in Schedule 2.1(A), i.e. $6,555,356.74;

1.1.120	“Preferred Shareholder” means 2157996 Alberta Ltd. (successor to 1165437 Alberta Ltd.);

1.1.121
“Prepaid Expenses” means the aggregate sum of all prepaid expenses and other current assets of the Group, and deposits relating to the Business, including all prepaid school and municipal taxes, all prepaid workers compensation, all prepaid charges for or purchases of water, gas, oil, hydro and other utilities, all prepaid maintenance and support contract, all prepaid insurance premiums and all prepaid lease payments, in each case calculated in accordance with ASPE;

1.1.122
“Privacy Laws” means any and all applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and any and all comparable provincial legislation, including the Personal Information Protection Act (Alberta);

1.1.123	“Purchase Price Cap” means $189,887,500;

1.1.124	“Purchased Securities” has the meaning ascribed thereto in the preamble;

1.1.125	“Purchased Shares” has the meaning ascribed thereto in the preamble;

1.1.126	“Purchaser” has the meaning ascribed thereto in the preamble hereof;

1.1 – 16

1.1.127	“Purchaser Indemnitee” has the meaning ascribed thereto in Section 6.1.1 hereof;

1.1.128	“Qualified Losses” has the meaning ascribed thereto in Section 6.3.1(e) hereof;

1.1.129	“Real Properties” or “Real Property” means, as applicable, the real properties subject to the Real Property Leases;

1.1.130
“Real Property Leases” means the leases, subleases and other agreements in the nature of a lease, license or right of use and/or occupancy of real property to which any member of the Group is a party as lessee, beneficiary, licensee or equivalent, a list of which is attached as Section 3.1.36 of Schedule 3.1;

1.1.131	“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, dumping or disposing of any Hazardous Substance into the environment;

1.1.132	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person;

1.1.133	“Response Period” has the meaning ascribed thereto in Section 6.5;

1.1.134
“Restrictive Covenant Agreements” shall mean the restrictive covenant agreements in form and content satisfactory to the Purchaser entered into as of the date hereof by and between the Purchaser and each of the Vendors, Chad Niehaus and Gerry Wilkinson;

1.1.135	“R&W Insurance Provider” means Chubb Insurance Company of Canada;

1.1.136
“R&W Insurance Policy” means the representation and warranty insurance policy taken out by the Purchaser, at its sole cost and expense, as of the date hereof in relation to the transaction contemplated herein, on terms and conditions acceptable to the Vendors and included on the form provided to Vendors’ Delegate, acting reasonably, including a provision providing that the insurers under such policy shall have no right of subrogation against the Vendors;

1.1.137	“Section 338(g) Election” has the meaning ascribed thereto in Section 4.7.5;

1.1.138	“Stock Option Plan” means the Corporation’s 2016 Incentive Stock Option Plan;

1.1.139	“Straddle Period” means any taxable period that begins before and ends after the Closing Date;

1.1.140	“Stub Period Tax Returns” has the meaning ascribed thereto in Section 4.7.1(c);

1.1 – 17

1.1.141	“Subsidiary” has the meaning ascribed thereto in the CBCA;

1.1.142	“Target Working Capital” means Five Million Seven Hundred Seventy-Seven Thousand Dollars ($5,777,000);

1.1.143
“Tax” and “Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever and wheresoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, license, profits, capital, capital gains, franchise, windfall profits, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, ad valorem, excise, net worth, stamp, registration, capital stock, withholding, business, franchising, property, environmental, social security, disability, payroll, estimated, unclaimed property or escheat, alternative or add-on minimum, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, and all employment, unemployment, employment insurance and Canada, and other Governmental Authority pension plan premiums or contributions and for greater certainty, all contributions payable under any tax Laws;

1.1.144	“Tax Act” means the Income Tax Act (Canada);

1.1.145
“Tax Authority” means the Canada Revenue Agency, and any other national, state, local, provincial, territorial or other Governmental Authority responsible for the administration, implementation, assessment, determination, enforcement, compliance, collection or other imposition of any Taxes;

1.1.146	“Tax Claim” has the meaning ascribed thereto in Section 4.7.4;

1.1.147	“Tax Representations” means the representations and warranties of the Vendors and the Corporation, as applicable, contained in Section 3.1.6 and 3.1.33 of Schedule 3.1;

1.1.148
“Tax Returns” means any and all returns, reports, declarations, statements, information, estimates, rebates or credits, elections, designations, schedules, filings or other documents (including any related or supporting information) relating to Taxes filed or required to be filed by any Tax Authority or pursuant to any Law relating to Taxes or in fact filed with any Tax Authority, including all information returns, Claims for refund, amended returns, declarations of estimated Taxes, and requests for extensions of time to file any of the preceding items;

1.1.149
“Third Party Claim” means any Claim asserted against an Indemnified Party or any member of the Group, that is paid or payable to, or claimed by, any Person who is not a Party or an Affiliate of a Party;

1.1 – 18

1.1.150
“Third Party Consents” means all Consents, Orders, rulings, authorizations, acknowledgements, registrations, declarations, filings, submissions of information, sanctions, licenses, exemptions or permits necessary or otherwise required from any Governmental Authority or Person or pursuant to any Law in order to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or Closing Document;

1.1.151	“Third-Party Intellectual Property” means Intellectual Property that is owned by a Person other than the Group and used by the Group in the operation of the Business as currently conducted;

1.1.152	“Threatened” a Claim or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing);

1.1.153	“Threshold” has the meaning ascribed thereto in Section 6.3.1;

1.1.154
“Transaction Bonuses” means the transaction bonuses payable to Company employees by virtue of, or in connection with the Transaction, including the amount of the employer portion of any payroll or employment Taxes arising from, or due and payable with respect to, such transaction bonuses;

1.1.155
“Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including (a) the sale of the Purchased Shares by the Vendors to Purchaser and Purchaser’s delivery of the Purchase Price therefor, (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection with this Agreement, including each Ancillary Agreement and Closing Document, and (c) the performance by Purchaser, the Vendors and the members of the Group of their respective covenants and obligations (pre- and post-Closing) under this Agreement and the other Transaction Documents;

1.1.156	“Transaction Documents” means this Agreement, the Ancillary Agreements and Closing Documents;

1.1.157
“Transaction Expenses” means, to the extent not already considered as Current Liabilities in the calculation of the Estimated Aggregate Purchase Price or of the Purchase Price and to the extent not already paid by the Group or by the Vendors, the Transaction Bonuses and the legal, financial advisory and accounting costs and expenses incurred by or on behalf of the Group in connection with the consummation of the transactions provided for herein, including the preparation, execution and delivery of the Transaction Documents;

1.1.158	“Under Payment” has the meaning ascribed thereto in Section 2.7.3;

1.1.159	“Vendors” means the Major Vendors and the Minority Vendors;

1.1 – 19

1.1.160	“Vendors’ Delegate” has the meaning ascribed thereto in Section 1.7.1;

1.1.161	“Vendors Pre-Closing Communications” has the meaning ascribed thereto in Section 8.12.2;

1.1.162
“Working Capital” means an amount (which may be positive or negative) equal to: (i) the aggregate Current Assets of the Group, minus (ii) the aggregate Current Liabilities of the Group, the whole calculated in accordance with ASPE provided, however, that any item that is included in the calculation of Indebtedness or Transaction Expenses for the purposes of this Agreement shall be excluded from the determination of Working Capital. For illustrative purposes, the calculation of Working Capital as of December 31, 2017 is attached as Schedule 1.1.162; and

1.1.163	“Year End Financial Statements” means the audited, consolidated financial statements of the Corporation for the years ended December 31, 2016 and 2017.

1.1 – 20

SCHEDULE 3.1

REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND OF THE CORPORATION

Representations in respect of Vendors

3.1.1	Capacity and No Violation of Vendors.

(a)
Each Vendor that is a corporation or other legal entity has been duly incorporated or otherwise formed, under all applicable Laws, is validly subsisting and is in good standing under the Laws of its jurisdiction of incorporation or other formation. Each Vendor that is a corporation or other legal entity has the corporate or legal power and authority to own its assets and carry on its business as currently owned and carried on. No resolution has been adopted providing for the dissolution or winding up of any Vendor that is a corporation or other legal entity.

(b)
Each Vendor that is a natural person has the requisite capacity and authority, and each Vendor that is a corporation or other legal entity has the corporate or legal power and authority, to execute and deliver each Transaction Document to which he, she or it is a party, and to perform and to consummate the Transactions. Each Vendor has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which he, she or it is party, the performance of obligations of such Vendor thereunder, and the consummation of the Transactions. This Agreement has been duly executed by each of the Vendors and constitutes legal, valid and binding obligations, enforceable against the Vendors in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.

(c)
Except as set forth in Section 3.1.1 of Schedule 3.1, the execution by each of the Vendors of this Agreement, the performance by them of their obligations hereunder and the completion of the transactions contemplated herein will not result in:

(i)
a Breach of any provision of: (1) in the case of a Vendor that is a corporation or other legal entity, any articles and by-laws of any such Vendor, (2) any Laws or Orders to which any Vendor is subject, (3) any Contract, Order, or Permit to which any Vendor is a party or by which any Vendor is bound or to which any assets of any Vendor are subject, or

(ii)	result in the creation or imposition of any Encumbrance upon the Purchased Shares.

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3.1.2
Approvals and Consents. No Consent, Order or permit is necessary or otherwise required to be obtained by any of the Vendors from any Governmental Authority or Person in connection with the execution and delivery of this Agreement or the consummation by the Vendors of the Transactions.

3.1.3
Title to Purchased Securities. The Vendors are, and will be at Closing, the record and beneficial owners of, and have, and will have at Closing, good and marketable title to all of the Purchased Securities, free and clear of all Encumbrances. The Purchased Securities currently constitute, and will at Closing constitute, all of the issued and outstanding Equity Interests of the Corporation. At the Closing, all of the Purchased Securities, constituting all of the issued and outstanding Equity Interests of the Corporation, shall be transferred free and clear of any Encumbrances from Vendors to Purchaser, and Purchaser shall have good and marketable title to such Purchased Securities. Schedules 2.1A and Schedule 2.1B also sets forth: the name, address and state/province of residence (state/province of incorporation) of each Vendor; each Vendor’s ownership of Equity Interests of the Corporation as of the date hereof; and, in the case of each Vendor that is not a natural person (corporation, partnership, etc.) other than Novacap, the name, address and state/province of residence (state/province of incorporation) of each individual who is the ultimate beneficial owner of the Equity Interests of such Vendor and the amount of Equity Interests of such Vendor beneficially owned by such individual. No Vendor or member of the Group is or was a party to any Contract (i) that could require such Vendor to sell, transfer, or otherwise dispose of any Equity Interest of the Group (other than this Agreement and the Minority Vendor SPAs ) or, in the case of the members of the Group, to issue any Equity Interest of the Group, or (ii) with respect to any Equity Interest of the Group.

3.1.4
Restrictions on Transfer of Shares. There are no restrictions of any kind on the transfer of the Purchased Securities except those set out in the articles of the Corporation and under applicable securities Laws. For greater certainty, other than as set forth in Section 3.1.4 of Schedule 3.1, no resolution or consent of the directors or shareholders of the Corporation are required to authorize or approve the transfer of the Purchased Securities to the Purchaser or any of the other transactions contemplated in this Agreement.

3.1.5
Dividends and Other Distributions. Other than as set forth in Section 3.1.5 of Schedule 3.1, no member of the Group has declared or paid any dividends or declared or made any other distribution on any of its shares or other securities nor has any member of the Group, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or other securities or agreed to do any of the foregoing. No capital dividends or eligible dividends were paid to the Minority Vendors.

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3.1.6
Residency. Except as disclosed in writing to the Purchaser, prior to the Effective Time, no Vendor is a “non-resident” of Canada, or a partnership that is a not a “Canadian partnership”, in each case within the meaning of the Tax Act.

3.1.7
No Litigation. There is no pending, or to the Knowledge of the Vendors, Threatened, Claim or Action against the Vendors, at law or otherwise, with respect to the Purchased Securities. There is no Order outstanding against the Vendors or by which Vendors are bound which relates to the Purchased Securities.

Representations in respect of the Group

3.1.8	Organization

(a)	Each member of the Group has been duly incorporated is subsisting and is in good standing under the Laws of its jurisdiction of incorporation.

(b)
Each member of the Group has the corporate or legal power and authority to own its assets and carry on its businesses as currently owned and carried on. No resolution has been adopted providing for the dissolution or winding up of any member of the Group.

3.1.9	Capitalization

(a)
Section 3.1.9 of Schedule 3.1 contains a complete and accurate list of each member of the Group showing: (i) legal name, jurisdiction of incorporation or formation and (ii) each of the Group members’ authorized as well as issued and outstanding Equity Interests (together with the holders thereof).

(b)
All of the outstanding Equity Interests of each member of the Group (i) have been duly authorized, are validly issued, fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities Laws and any applicable exemptions thereunder, (iii) were not issued in Breach of any Commitments, and (iv) are held of record and beneficially by the respective Vendors as set forth in Schedule 2.1.

(c)
Other than as set forth in Section 3.1.9 of Schedule 3.1, and other than the options held by the Optionholders which are being paid out concurrently with the Closing of the transactions contemplated by this Agreement, there is no:

(i)	outstanding security held by any Person which is convertible or exchangeable into Equity Interests of any member of the Group;

(ii)	outstanding or authorized Commitments of any nature whatsoever, written or oral (other than this Agreement),

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obligating any member of the Group to issue, sell, redeem, purchase or transfer any Equity Interests of any member of the Group (or securities convertible into or exchangeable for any Equity Interests of any member of the Group);

(iii)
agreement or understanding of any nature whatsoever, written or oral (other than this Agreement) which grants to any Person the right to purchase or otherwise acquire any Equity Interests of any member of the Group;

(iv)	Commitment with respect to any Equity Interest of any member of the Group, and no such Commitment will arise in connection with or as a result of the Transactions; or

(v)	Contract with respect to the voting or transfer of the Equity Interests of any member of the Group.

(d)
The Transactions constitute a Trigger Event (as defined in the Stock Option Plan) under Article 15 of the Stock Option Plan, and in accordance therewith the Board of Directors of the Corporation has taken all necessary action to terminate and cancel the options held by the Optionholders immediately prior to, or concurrently with, the Closing by payment of the Options Net Consideration to the Optionholders as set forth opposite their respective name in Section 3.1.9 of Schedule 3.1. Such payment of the Options Net Consideration to the Optionholders is in full and complete payment of any amounts owed to the Optionholders pursuant to the options held by the Optionholders, and such amounts shall not be subject to adjustment pursuant to the terms of such option agreements and of this Agreement.

(e)	Except as set forth in Section 3.1.9 of Schedule 3.1, the Corporation has no subsidiaries and holds no Equity Interest in any other Person.

3.1.10
Constating Records. The minute books of each member of the Group made available to Purchaser for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain copies of all articles and by-laws and of all resolutions passed by the respective shareholders and directors of each such member of the Group since the date of their incorporation or formation. True, correct and complete copies of the minute books of each member of the Group have been delivered to the Purchaser.

3.1.11	Unanimous Shareholders Agreement. No member of the Group has been or is otherwise subject to any unanimous shareholders agreement. Except as set forth

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in Section 3.1.11 of Schedule 3.1, there are no shareholder agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the securities of the Corporation.

3.1.12	Private Issuer Status. Each member of the Group is a “private issuer” within the meaning of National Instrument 45-106 – Prospectus and Registration Exemptions.

3.1.13	Capacity and No Violation of Corporation.

(a)
Each member of the Group has the corporate or legal power and authority, to execute and deliver each Transaction Document to which it is a party, and to perform and to consummate the Transactions. Each member of the Group has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of obligations of such member of the Group thereunder, and the consummation of the Transactions.

(b)
This Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation, enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.

(c)
Except for Third Party Consents listed in Section 3.1.14 of Schedule 3.1, the execution and delivery by the Corporation of this Agreement, the performance by the Corporation of its obligations hereunder and the completion of the transactions contemplated herein will not result in:

(i)
a Breach of any provision of: (i) any articles and by-laws of the Corporation or any member of the Group, (ii) any Material Contract to which any member of the Group is party, (iii) any shareholders’ agreement binding upon any member of the Group, or (iv) any Laws;

(ii)	the creation of any Encumbrance upon the assets of any member of the Group.

3.1.14
Approvals and Consents. Other than the Third Party Consents listed in Section 3.1.14 of Schedule 3.1, no Consent, Order or permit is necessary or otherwise required to be obtained by any member of the Group from any Governmental Authority or Person which is a party to a Material Contract in connection with the execution of this Agreement or the consummation by any member of the Group of the transactions provided for herein.

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3.1.15	Investment Canada Act. No member of the Group is engaged in any of the activities of a “cultural business” as described in section 14.1(5) of the Investment Canada Act (Canada).

3.1.16
Competition Act. The Group does not have assets in Canada with an aggregate value that exceeds $92 million or aggregate gross revenues from sales in or from Canada that exceed $92 million, in either case as determined in accordance with Part IX of the Competition Act (Canada) and the regulations promulgated thereunder.

3.1.17
Compliance with Laws. Except as set forth in Section 3.1.17 of Schedule 3.1, no member of the Group is conducting, and since January 1, 2015 has conducted, the Business in Breach of any applicable Laws in any material respect. Since January 1, 2015, no member of the Group has received any notice in writing from any Governmental Authority alleging that a member of the Group is not in compliance with any Laws. None of the representations and warranties in this Section 3.1.17 shall be deemed to relate to permits (which are governed by Section 3.1.18), environmental matters (which are governed by Section 3.1.32), to tax matters (which are governed by Section 3.1.33), to employee matters (which are governed by Section 3.1.34), to employee plans (which are governed by Section 3.1.35) or to intellectual property rights (which are governed by Section 3.1.37) of Schedule 3.1.

3.1.18
Permits. All material Permits are listed in Section 3.1.18 of Schedule 3.1. The listed Permits are the only permits (other than those relating to Intellectual Property), certificates, certificates of authorization, certificates of compliance, authorizations, licenses, approvals of and registrations with any Governmental Authority or pursuant to any Laws that are required under applicable Law to carry on the Business as currently conducted. The listed Permits are in full force and effect and the completion of the transactions contemplated by this Agreement will not constitute a Breach of the terms of such listed Permits. The members of the Group are not in Breach of any material Permit and to the Knowledge of the Vendors there is no Basis that could reasonably be expected to lead to the termination or suspension of any such Permit. Since January 1, 2015, no member of the Group has received any notice in writing from any Governmental Authority alleging that a member of the Group is not in compliance with any Permit.

3.1.19	Absence of Certain Changes or Events. Except as disclosed in Section 3.1.19 of Schedule 3.1, since December 31, 2017, there has not occurred:

(a)
any redemption, repurchase or other acquisition of Equity Interests of any member of the Group by any member of the Group or any declaration of, payment of or agreement to pay any dividend, or the declaration or authorization of any other distribution of, on or in respect of any of its securities whether payable in cash, securities or otherwise;

  – 26

(b)	no member of the Group has made any change in excess of five percent (5%) in the aggregate for all the compensation arrangements with the Employees, officers or directors of the Group;

(c)	no member of the Group has entered into, amended, or terminated (except for Contracts which expire by the passage of time) any Material Contract;

(d)	no member of the Group has made any material change in any method of accounting or auditing practice except as required by ASPE;

(e)	no member of the Group has effected a split, combination or reclassification of any of the outstanding shares or securities of any member of the Group;

(f)	no member of the Group has sold, leased, transferred, or assigned any assets other than in the Ordinary Course of Business;

(g)	no member of the Group has entered into any Contract (or series of related Contracts) either involving more than $150,000 or outside the Ordinary Course of Business;

(h)
to the Knowledge of the Vendors, no party to any Material Contract to which any member of the Group is a party or by which it is bound or any of its assets is subject has Breached any such Material Contract;

(i)	no Encumbrance has been imposed upon any of the assets of any member of the Group, except for garage keeper’s liens which are imposed and discharged in the Ordinary Course of Business;

(j)	no member of the Group has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

(k)
no member of the Group has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(l)	no member of the Group has issued any note, bond, or other debt instrument or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract;

(m)	no member of the Group has materially delayed or postponed the payment of material accounts payable or other Liabilities, in any such instance other than in the Ordinary Course of Business;

(n)	no member of the Group has canceled, compromised, waived, or released any Claim or Action (solely involving a claim for money) (or series of

  – 27

related Claims or Actions solely involving a claim for money) having an aggregate value of $10,000 or more;

(o)	no member of the Group has entered into any Contracts or granted any rights under or with respect to any Intellectual Property, except for Contracts entered into in the Ordinary Course of Business;

(p)	there has been no change made or authorized to the organizational documents of any member of the Group;

(q)	no member of the Group has issued, sold, or otherwise disposed of any of its Equity Interests;

(r)	no member of the Group has experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets or properties having an aggregate value of $50,000 or more;

(s)
no member of the Group has made any wage or salary increases, paid any bonus or other amounts in respect of Employees, or increased the compensation, entitlements under the Employee Plans, benefits or perquisites paid or payable to the Employees, except in the Ordinary Course of Business;

(t)	no member of the Group has hired or dismissed any Employee whose base remuneration exceeded $150,000 per year, except in the case of any hiring in the Ordinary Course of Business;

(u)	no member of the Group has made any loan to, or entered into any other transaction with, any of its directors, officers, or Employees;

(v)	no member of the Group has entered into any Collective Agreement or written employment Contract or materially modified the terms of any existing Collective Agreement or written employment Contract;

(w)
no member of the Group has adopted, materially amended or terminated any bonus, profit sharing, incentive, severance or similar Contract for the benefit of any of its directors, officers, Employees or stockholders (or taken any such action with respect to any other Employee Benefit Plan), in each case other than as required under applicable Law or the terms of such Contract or Employee Plan;

(x)
no member of the Group has made or pledged to make any charitable or other capital contribution either involving more than $20,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

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(y)
no member of the Group has made any payment on any Liabilities, indebtedness (including trade payables) or other obligations owed to any Vendor or member of the Group or any of their respective Affiliates; or

(z)	no member of the Group has made any agreement or commitment to do any of the foregoing.

3.1.20	Contracts

(a)
Section 3.1.20 of Schedule 3.1 sets forth a list of the Material Contracts. Each Material Contracts is valid and binding on the member of the Group which is a party to such Material Contract in accordance with its terms and is in full force and in effect subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally and no written notice of default or dispute in respect thereof has been received by any member of the Group.

(b)	True and complete copies of all Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Purchaser.

(c)
The members of the Group are not in Breach of any Material Contract, and, to the Knowledge of the Vendors, no other party to any Material Contract is in Breach (or is alleged to be in Breach) of, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred and there exists no state of facts which, after notice or lapse of time or both, would constitute a Breach of any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(d)	To the Knowledge of the Vendors, no counterparty to any Material Contract is in default of any of its obligations under any Material Contract.

3.1.21
Accounts Receivable. All accounts and notes receivable of each member of the Group represent revenue generated for products sold or services performed in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the applicable member of the Group, and are reflected properly in their books and records. There are no disputes with respect to any of the accounts receivable of any member of the Group. No counter claims, defenses, offsetting claims or adjustments with respect to the accounts or notes receivable of any member of the Group are pending or, to the Knowledge of the Vendors, Threatened. All of the accounts and notes receivable of each member of the Group are collectible in full in the Ordinary Course of Business, net of the reserve therefor. Except as disclosed in Section 3.1.21 of Schedule 3.1, no member of the Group has agreed to any deduction, discount or other deferred

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price or quantity adjustment with respect to any of its accounts receivables. All of the accounts and notes receivable of each member of the Group relate solely to sales of goods or services to customers of the Group, none of whom is an Affiliate of any member of the Group or any Vendor).

3.1.22
Financial Statements. Except as indicated therein, the Year-End Financial Statements have been prepared in accordance with ASPE and they present fairly, in all material respects, the financial condition and the results of operations of the Group as of the date and for the periods presented therein, are correct and complete, and are consistent with the books and records of the Group. The Interim Financial Statements have been prepared in accordance with ASPE and they present fairly, in all material respects, the financial condition and the results of operations of the Group as of the date and for the periods presented therein, are correct and complete, and are consistent with the books and records of the Group, except that they are subject to normal year-end adjustments(which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

In the context of the Corporation being a Canadian controlled private corporation reporting under ASPE, the Group maintains accurate (in all material respects) books and records reflecting its assets and liabilities and the Group maintains such internal control as management determined is necessary (i) to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error, and (ii) to ensure that all transactions have been recorded in the accounting records and are reflected in the financial statements.

3.1.23	Liabilities.

(a)
The Group does not have any Liability which would be required to be disclosed or taken into consideration in the Financial Statements in accordance with ASPE, except for (i) Liabilities quantified on the face of the Interim Financial Statements (rather than in any notes thereto) and not heretofore paid or discharged, and (ii) Liabilities which have arisen after the Interim Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities quantified on the face of the Interim Financial Statements (rather than any notes thereto) none of which results from or relates to any Breach of Contract, Breach of warranty, tort, infringement, or Breach of Law or arose out of any Claim, Action or Order.

(b)
Section 3.1.22 of Schedule 3.1 lists the Indebtedness of the Group, including the estimated outstanding principal amount of and outstanding interest on (as of the date set forth on such Schedule) all indebtedness for borrowed money and capitalized equipment lease obligations (including the outstanding principal amount and accrued but unpaid

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interest and the name of the lender) owed to a bank or any other Person by the Group. All of such indebtedness can be repaid at any time without any restriction or penalty.

3.1.24
Group Warranty. Except as provided in Section 3.1.24 of Schedule 3.1, each service rendered or business conducted by the Group, including if applicable any product manufactured, sold, leased, or delivered by the Group, has been in conformity with all Contracts in all material respects,, and all express and implied warranties, and the Group has no Liability (and to the Knowledge of the Vendors, there is no Basis that could reasonably be expected to lead to any present or future Claim or Action against it giving rise to any Liability) for Losses in connection therewith. No service rendered or business conducted by the Group, including any product designed, manufactured, sold, or delivered by the Group, is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of the Group. Section 3.1.24 of Schedule 3.1 provides for a description of the standard terms and conditions of the Group’s guaranty, warranty, and similar Liability obligations.

3.1.25
Assets. The machinery and equipment, rolling stock and other tangible movable property owned or used by the Group are, in all material respects, in good operating condition, and repair (taking into account the age of such property) ordinary wear and tear excepted.

3.1.26
Title to Assets. The Corporation has good, marketable, and indefeasible title to, or a valid leasehold interest in, the properties and assets it uses, located on its premises, shown on the Interim Financial Statements, or acquired after the date thereof, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date.

3.1.27
Inventory. The Inventories are of a quality and quantity useable in the Ordinary Course of Business and fit for the purpose for which they were procured or manufactured. The levels of each item of Inventory are consistent with those maintained by the Group prior to the date of this Agreement in accordance with its normal business practice, and such levels are reasonable in light of seasonal adjustments, market fluctuations in the industry and the requirements of their customers. Inventory is expensed and is not included in the Interim Balance Sheet.

3.1.28	Books and Records. The Books and Records of each member of the Group fairly reflect, in all material respects, the transactions and dispositions of the assets of such member of the Group.

3.1.29
Bank Accounts and Powers of Attorney. Section 3.1.29 of Schedule 3.1 sets forth the name and location (including municipal address) of each bank, trust company or other institution in which any member of the Group has an account, money

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on deposit or a safety deposit box and the name of each person authorized to draw thereon or to have access thereto and the name of each person holding a power of attorney from any member of the Group.

3.1.30
Affiliate Transactions. Except as set forth in Section 3.1.30 of Schedule 3.1, no Vendor or Affiliate of any Vendor, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (other than as the owner of less than five percent (5%) of the stock or other equity securities of a publicly traded entity), is a party to any Contract, transaction or arrangement with the Group or has any interest in any assets, property or rights (tangible or intangible) used by the Group (including any Intellectual Property). No Vendor or Affiliate of any Vendor owns any beneficial interest in any customer, partner or supplier of the Group. None of the assets, tangible or intangible, or properties that are used by the Group are owned by any Vendor or their respective Affiliates (other than the Group). Except as set forth in Section 3.1.30 of Schedule 3.1, no Vendor or Affiliate of any Vendor has been involved in any business arrangement or relationship with the Group since January 1, 2017.

3.1.31
Litigation. Except as set forth in Section 3.1.31 of Schedule 3.1, there is no Claim, Action or Order (or, to the Knowledge of the Vendors, any Basis therefor that could reasonably be expected to lead to any such Claim, Action or Order) of more than $50,000 pending or, to the Knowledge of the Vendors, Threatened, against any member of the Group.

3.1.32	Environmental Matters. Except as disclosed in Section 3.1.32 of Schedule 3.1:

(a)
Each member of the Group is and has for the previous four years been in compliance, in all material respects, with all Environmental Laws and Environmental Authorizations. There are no pending Claims, Actions or Orders or, to the Knowledge of the Vendors, Threatened Claims, Actions or Orders (and, to the Knowledge of the Vendors, there is no Basis that could reasonably be expected to lead to any such Claims, Actions or Orders) pursuant to any Environmental Laws with respect to any member of the Group or any of the Real Properties as of the Closing Date.

(b)
All material Environmental Authorizations required under Environmental Laws as applicable to the Business are listed in Section 3.1.32 of Schedule 3.1. To the Knowledge of the Vendors, the members of the Group are not in Breach of any material Environmental Authorization. The Group has not received any written directive, inquiry, notice, Order, warning or other written communication from any Governmental Authority or other Persons that relates to any actual or alleged violation of or liability under any applicable Environmental Laws or in relation to the substantial modification, suspension or revocation of any Environmental Authorization applicable to the Business or the

  – 32

Real Properties, that in each case remains pending or unresolved as of the Closing Date, and the Group is not aware of any facts, conditions or circumstances that would reasonably be believed to provide grounds for a substantial modification, suspension or revocation of any Environmental Authorization.

(c)
No Real Property is, has been or is proposed to be listed on the National Priorities List or the Superfund Enterprise Management System or any Canadian contaminated sites legislation, or any similar state, provincial or local list of sites requiring investigation or clean-up and, to the Knowledge of the Vendors, no former real property owned, leased or operated by the Business and no location to which Hazardous Substances generated by or used by the Business have been disposed or have otherwise come to be located is, has been or, to the Knowledge of the Vendors, is proposed to be included on such a list.

(d)
There has been no Release of Hazardous Substances (1) by any member of the Group (or any of their respective Representatives) or, to the Knowledge of the Vendors, any other Person at the Real Property or any former real property owned, leased or operated by the Business, or (2) by any member of the Group (or any of their respective Representatives) at any other location, in each case as would reasonably be expected to result in a material liability under Environmental Laws.

(e)
There are no underground storage tanks or sumps (“USTs”), asbestos-containing material (“ACM”) or polychlorinated biphenyls (“PCBs”) or PCB-containing equipment at the Real Property. To the Knowledge of the Vendors, any former USTs, ACM or PCBs at the Real Property were removed in compliance with all Environmental Laws.

(f)
All material environmental reports, inspections, investigations, studies, audits, tests, reviews or other analysis, evaluations, assessments, sample results and correspondence related to compliance or liabilities of the Business, the Real Property or any former real property owned, leased or operated by the Business, with respect to Environmental Laws and environmental Permits, in the possession or control of Vendors have been provided or made available to Purchaser.

(g)
The Transaction will not result in any liabilities or obligations for site investigation or remediation or require the consent of any Person pursuant to “transaction-triggered” or “responsible property transfer” Environmental Laws.

(h)
Except as provided in Contracts entered into in the Ordinary Course of Business, no member of the Group, nor any predecessor entity, has expressly or by operation of Law agreed to indemnify any third party, or

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assumed or undertaken any liability of a third party, under Environmental Laws.

(i)
This Section 3.1.32 of Schedule 3.1 contains the sole and exclusive representations and warranties of the Group with respect to Environmental Laws, Environmental Authorizations and Hazardous Substances.

3.1.33	Tax Matters

(a)
Each member of the Group has filed all income and other material Tax Returns required to be filed by it on or prior to the Closing Date with the appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with applicable Law.

(b)
Each member of the Group has timely paid in full all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Authority and whether or not shown on any Tax Return. Each member of the Group has established reserves that are reflected on its Books and Records and on the Financial Statements that are adequate for the payment by each member of the Group of all Taxes that are not yet due and payable and that relate to periods ending on or prior to the Closing Date or after the Closing Date, but only, in this latter situation, for such period up to the Closing Date. Except to the extent provided for in the Financial Statements, no member of the Group is liable for any Tax at the date hereof, and no deficiencies for any Taxes have been asserted in writing or assessed against any member of the Group which remain unpaid, except for deficiencies which are being contested in good faith and for which adequate provision has been made in the Financial Statements.

(c)
With respect to any period for which Tax Returns are not yet required to be filed or for which Taxes are not yet due and payable, each member of the Group has only incurred liabilities for Taxes in the Ordinary Course of Business.

(d)
Each member of the Group has duly and timely deducted, withheld, collected and remitted, the amount of all Taxes and other amounts required under any Laws (whether or not shown or required to be shown on a Tax Return) to be withheld, deducted or collected and has duly and timely remitted such amounts to the appropriate Governmental Authorities.

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(e)
No member of the Group is currently the beneficiary of any extension of time within which to file any Tax Return. No power of attorney with respect to any Tax matter of any member of the Group is currently in force.

(f)
No member of the Group has, nor had, any obligation to file on or prior to the Closing Date any Tax Return required to be made, prepared or filed under the applicable Law of any jurisdiction other than Canada and the U.S. in respect of any Taxes. No Claim has ever been made by any Governmental Authority in a jurisdiction where the members of the Group do not file Tax Returns that any of the members of the Group is or may be subject to Taxes by the jurisdiction.

(g)
There are no assessments or reassessments for Taxes that have been issued and are outstanding. There are no appeals or Claims by or against the Group in connection with any Taxes, or any matters under discussion, audit or appeal with any Governmental Authority relating to Taxes asserted by any such Governmental Authority and the Group has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver providing for any extension of time within which any Governmental Authority may assess or collect Taxes for which the Group is or may be liable.

(h)
Except as set forth in Section 3.1.33(h) of Schedule 3.1, there are no closing agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax liability of any member of the Group that would have continuing effect on periods (or portions thereof) ending after the Closing Date. There are no requests or rulings or determinations in respect of any Tax or Tax asset pending between any member of the Group and any Governmental Authority.

(i)
There are no Encumbrances for Taxes upon the assets of any member of the Group other than Taxes which are being contested in good faith and for which adequate provision has been made in the Financial Statements.

(j)
Except as set forth in Section 3.1.33(h) of Schedule 3.1, no member of the Group is a party to, or bound by, any Tax sharing, Tax indemnification, Tax allocation or similar agreement the principal purpose of which relates to Taxes as contemplated by Section 191.3 of the Tax Act or otherwise. Any such agreement shall terminate on or prior to the Closing Date.

(k)
Except as set forth in Section 3.1.33(k) of Schedule 3.1, no member of the Group: (i) has been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any Law governing Taxes) filing a consolidated federal income Tax Return (other than a group the common

  – 35

parent of which was the Corporation); or (ii) has any liability for the Taxes of any Person (other than with respect to any member of the affiliated group of which the Corporation is the parent) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor or by contract (other than agreements entered into in the Ordinary Course of Business and not principally relating to Taxes).

(l)
No member of the Group will be required to include any item of income or gain in, or be required to exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) occurring or arising in a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code; (vi) prepaid amount or advance payment received on or prior to the Closing Date; (vii) use of the “deferral method of accounting”; (ix) the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date; or (x) reserves claimed by any member of the Group in respect of a period ending on or prior to the Closing Date.

(m)
No member of the Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(n)
Each member of the Group has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law. No member of the Group has engaged in any “listed transaction,” as set forth in U.S. Treasury Regulations Section 1.6011-4(b)(2).

(o)
In the last three years, no member of the Group has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

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(p)
Except as set forth in Section 3.1.33(p) of Schedule 3.1, no member of the Group has, or has ever had in the past three years, any direct or indirect interest in any trust, joint venture, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes (including a contract or arrangement treated as a partnership for U.S. federal income Tax purposes) other than an interest in another member of the Group.

(q)
The prices and terms for any transaction or arrangement involving the transfer or provision of any property or services between or among the members of the Group or its branches, offices or permanent establishments comply with the principles set forth in Section 482 of the Code and Section 247 of the Tax Act (and any similar provisions of state, local or foreign Law), are arm’s length for purposes of all applicable transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained (in each case, to the extent applicable).

(r)
No member of the Group acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property, in circumstances which could subject it to a liability under Section 160 of the Tax Act. The value of the consideration paid or received by any member of the Group, as the case may be, for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a non-arm’s length person is equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided.

(s)
Except as disclosed in writing to the Purchaser, there are no circumstances existing as of the date hereof or that may exist as at the Closing Date which may result in the application to any member of the Group of any of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act (or any similar provisions of state, local or foreign Law).

(t)
The Purchased Shares do not constitute “taxable Canadian property” within the meaning of Section 248 of the Tax Act, and at no time in the 60 month period terminating on the Closing Date did the Purchased Shares derive, directly or indirectly, more than 50% of their fair market value from one or any combination of: i) real or immovable property situated in Canada; ii) Canadian resource properties; iii) timber resource properties; or iv) options in respect of, or interests in, or for civil law rights in, property described in any of i) to iii) whether or not the property exists.

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(u)	The Corporation and OPIS Canada are duly registered under Part IX of the Excise Tax Act (Canada) with respect to GST/HST and the registration numbers are 802427567RT001 and 802446161 RT001.

(v)
No member of the Group has made an election in accordance with subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it on shares of any class of its capital stock, where the amount of such dividend exceeded the “capital dividend account” (within the meaning assigned to this term in subsection 89(1) of the Tax Act) of the member of the Group immediately before the dividend became payable.

(w)	No members of the Group has made an “excessive eligible dividend designation” within the meaning of subsection 89(1) of the Tax Act.

(x)
Vendors have made available to the Purchaser complete and correct copies of all U.S. federal and state income Tax Returns and Canadian federal and provincial income Tax Returns filed with respect to any member of the Group for all taxable periods since 2015.

(y)	No member of the Group has any Liability for Taxes under Section 965 of the Code.

(z)
To the Knowledge of the Vendors, no United States person (as defined in the Code) will be required to receive notice of an election under Section 338 of the Code under the circumstances described in Treasury Regulations Section 1.338-2(e)(4) in connection with a Section 338(g) Election made with respect to the Corporation or OPIS Canada.

3.1.34	Employee Matters

(a)
The Employment Matters Disclosure Letter contains a true, correct and complete list of the Employees and with respect to each such Employee the following information, as applicable: (i) the name and position of such Employee (ii) the date of hire and the recognized service date of such Employee, (iii) the location(s) of employment of such Employee, (iv) the employer of such Employee, (v) the amount of salary currently being paid on a gross annualized basis, the hourly pay rate (if applicable) of such Employee and the amount of compensation paid in calendar years 2016 and 2017; (vi) the nature and amount of all compensation proposed to be paid during calendar year 2018 and (vii) the nature and amount of any material perquisites or personal benefits currently being provided to or for the account of such Employee, other than the Employee Plans of general application described herein. Also set forth in the Employment Matters Disclosure Letter is a list of individuals who are “leased employees” within the meaning of Section 414(n) of the Code, the amount

  – 38

paid by the Group during calendar years 2016 and 2017 and the current hourly pay rate or other compensatory arrangements with respect to each such person.

(b)
Except as set forth in the Employment Matters Disclosure Letter, each member of the Group is currently conducting and, and since January 1, 2016, has conducted its operations in compliance with any Law, Order or Contract applicable to each member of the Group relating to labor or employment relations or practices (including terms and conditions of employment, management labor relations, wage and hour issues, meal and rest periods, data privacy and data protection, immigration, classification as exempt employees or independent contractors, equal opportunity, occupational safety and health, collective bargaining, non-discrimination, harassment, immigration, the payment of social security and other Taxes), except for any such violations that would not, individually or in the aggregate, reasonably be expected to (i) subject the Group member to any material Liability or (ii) adversely affect in any material respect the Group member’s ability to conduct its business after the Closing Date as presently conducted. There are no pending or, to the knowledge of any Group member, Threatened charges of unfair labor practices, employment discrimination or other wrongful action with respect to any aspect of employment of any Employee or former employee by any Group member. All persons who have performed services for each Group member and have been classified as independent contractors have satisfied the requirements of all material federal and state laws to be so classified, and as applicable each Group member has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so. No Group member has, since January 1, 2016, engaged in any unfair labor practice, except as provided for in the Employment Matters Disclosure Letter.

(c)
The members of the Group are not a party to any Collective Agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or successor rights, or, to the knowledge of any Group member, has applied or Threatened to apply to be certified as the bargaining agent of any of the Employees. There are no pending, or to the Knowledge of the Vendors, Threatened union organizing activities involving the Employees.

(d)	There is no strike or lock-out occurring or, to the Knowledge of the Vendors, Threatened. No member of the Group has suffered during the

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past thirty-six (36) months any strike, lock-out, work stoppage, or other similar labour dispute.

(e)
The Employees have no outstanding or pending claims for disability, injury or workers’ compensation arising from or related to the employment of the Employees (other than routine claims for benefits and appeals arising therefrom). All Workers Compensation Board of Alberta premiums for the Corporation have been paid in full and the Workers Compensation Board Account(s) for the Corporation is in good standing.

(f)
Except as set forth in the Employment Matters Disclosure Letter, or as implied by Law, the Employees have no other agreements, written or oral, with the Group concerning the Employee’s employment or the Employee’s entitlement to any salary, wage, bonus, commission, vacation pay, length of notice or severance payment required to terminate such employment or any other benefits or entitlements pursuant to Employee Plans or otherwise (excluding, for greater certainty, unwritten Contracts of employment which may be terminated on reasonable notice and without penalty). There are no change of control agreements in place with Employees.

(g)
There are no employment related disputes, grievances, legal actions, lawsuits, arbitrations, charges, complaints, administrative or other proceedings pending or, to the Knowledge of the Vendors, Threatened by or between any member of the Group and any Employee that involve the labor or employment relations and practices of any member of the Group, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage, which would reasonably be expected to (i) subject any Group member to any material liability or (ii) adversely affect in any material respect any Group member’s ability to conduct its business after the Closing Date as presently conducted.

(h)
None of the current officers, executives or other key employees of any member of the Group has notified the member Group that he or she is terminating or intends to terminate his or her employment with the member Group prior to, upon or within twelve (12) months following the Closing Date. There has not been and there will not be, any adverse change relating to relations with employees of any member of the Group as a result of the transactions contemplated by this Agreement. Except as provided for in the Employment Matters Disclosure Letter, no officer,

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executive or other key employee of any member of the Group is party to any confidentiality, non-competition, proprietary rights or other such agreement that would materially restrict the performance of such person’s employment duties with the Group member or the ability of the Group member to conduct its business.

(i)
Except as set forth in the Employment Matters Disclosure Letter, the members of the Group have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs) (collectively, “WARN”) during the last two (2) years. The members of the Group are and have been in compliance with WARN, and no member of the Group has incurred any liability or obligation under WARN which remains unsatisfied.

3.1.35	Employee Plans

(a)	The Employment Matters Disclosure Letter sets forth an accurate and complete list of all Employee Plans.

(b)
Accurate and complete copies of (i) each of Employee Plan, including the current plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries; (ii) a written description of any Employee Plan that is not otherwise in writing; (iii) all insurance policies that provide benefits under any Employee Plan; (iv) the Form 5500 filed in each of the most recent two plan years with respect to each Employee Plan, including all schedules thereto, financial statements and the opinions of independent accountants; (v) all material communications between the IRS of the United States Department of Labor and any member of the Group; and (vi) with respect to any Employee Plan that meets or purports to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination letter or, for a plan maintained pursuant to a prototype plan document, opinion letter issued by the IRS for such Employee Plan have been made available to the Purchaser.

(c)
Except as disclosed in the Employment Matters Disclosure Letter, each Employee Plan is and at all times has been maintained, funded, administered and operated in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Employee Plan that provides deferred compensation subject to Section 409A of the Code is in material compliance with Section 409A of the Code in form and operation. All returns, reports and filings required by

  – 41

any Governmental Authority or which must be furnished to any Person with respect to each Employee Plan have been filed or furnished.

(d)
No member of the Group nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, or has any Liability with respect to any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA, (ii) pension plan subject to Title IV of ERISA or Section 412 or 430 of the Code, (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, or (iv) welfare benefit fund as defined in Section 419(e) of the Code. Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, no member of the Group provides health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is any member of the Group obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(e)
Each Qualified Plan has received a favorable determination or opinion letter from the IRS that it is qualified under Section 401(a) of the Code, and each such Qualified Plan complies in form and in operation with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code. No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

(f)
All data necessary to administer each Employee Plan in respect of Employees and former employees of the members of the Group and their respective beneficiaries is in the possession of the Group and is complete and in a form which is sufficient for the proper administration of the Employee Plans.

(g)
No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Employee Plan. No member of the Group nor any ERISA Affiliate has any Liability to the IRS with respect to any Employee Plan, including any Liability imposed by the excise Tax provisions of chapter 43 of the Code. All contributions and payments made or accrued with respect to all Employee Plans are deductible under Sections 162 or 404 of the Code. There is no unfunded Liability under any Employee Plan. No Action has been concluded that resulted in any Liability of any member of the Group or any ERISA Affiliate that has not been fully discharged (other than routine claims for benefits and appeals arising therefrom).

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(h)
The Corporation has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees. No individual classified as a non-employee for purposes of receiving employee benefits (such as an independent contractor, leased employee, consultant or special consultant), regardless of treatment for other purposes, is eligible to participate in or receive benefits under any Employee Plan. Each Employee Plan sponsored by the Corporation permits assumption thereof by the Purchaser upon the Closing without the consent of the participants or any other Person.

(i)
Except as provided for in the Employment Matters Disclosure Letter, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, including termination of employment) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Employee Plan. No member of the Group has made or become obligated to make, and no member of the Group will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be non-deductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof), nor will any member of the Group be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

(j)
Except as disclosed in the Employment Matters Disclosure Letter, the Group does not maintain, sponsor or contribute to, or have any obligation to contribute to, any Employee Plan. The Group has described or set forth copies of all the employment policies, procedures and work related rules currently in effect with respect to Employees, including Employee Plans and policies regarding holidays, sick leave, vacation, disability, and death benefits, bereavement, termination, change of control, and severance pay, automobile allowances and rights to company-provided vehicles and expense reimbursements. The Group does not have any oral or informal Employee Plans in place, or any oral or informal agreements with Employees, other than as have been disclosed to the Purchaser. None of the Employee Plans is a Pension Plan, a defined benefit plan or a defined contribution plan.

(k)
Except as set forth in the Employment Matters Disclosure Letter, no improvements have been promised in respect of any of the Employee Plans that are not reflected in the copies of the Employee Plans provided to the Purchaser.

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3.1.36	Real Property Leases and Real Properties

(a)	Neither the Corporation nor any member of the Group owns any real property.

(b)	The Real Properties constitute all of the real and immovable property interests held for use, or used, by the Group. With respect to each of the Real Properties:

(i)
all facilities and Improvements (defined below) located thereon have received all Permits, including all certificates of occupancy, zoning approvals, entitlements and authorizations of all Governmental Authorities, required in connection with the ownership or operation thereof and have, in all material respects, been operated and maintained in accordance with applicable Laws;

(ii)	there are no Persons (other than the Corporation) in possession of the Real Properties;

(iii)
all buildings, structures, building systems and equipment, utilities and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, sewer, storm and waste water systems, parking facilities, fire protection and security systems, and computer, wiring and cable installations, included in the Real Properties (collectively, the “Improvements”) are in good condition and repair and sufficient for the operation of the business as currently conducted thereon and as currently proposed to be conducted thereon and are in compliance with all applicable Laws. There are no structural deficiencies or latent defects affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business as currently conducted thereon nor are there any material deferred repaired items;

(iv)
all facilities and Improvements located on the Real Properties are supplied with utilities and other services necessary and adequate for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are being provided in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Properties; and

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(v)
the Corporation has adequate rights of ingress to and egress from the Real Properties and the facilities and Improvements located on the Real Properties, via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Properties, for the operation of the Business thereon in the Ordinary Course of Business.

(c)	Section 3.1.36 of Schedule 3.1 contains a list of all of the Real Property Leases. Copies of the Real Property Leases have been delivered to the Purchaser. With respect to each Real Property Lease:

(i)	the Contract is enforceable;

(ii)	the Contract will continue to be enforceable on identical terms following the consummation of the Transactions;

(iii)	no party to the Contract is in Breach, and no event has occurred which, with notice or lapse of time, would constitute a Breach thereunder;

(iv)	no party to the Contract has repudiated any provision thereof;

(v)	there are no Claims, Actions, Orders, or forbearances in effect as to the Contract;

(vi)	the Corporation has not granted or suffered to exist any Encumbrance in the Real Property Leases;

(vii)
all facilities leased or subleased under the Contract have received all Permits required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws; and

(viii)	all facilities leased or subleased under the Contract are supplied with utilities and other services necessary for the operation of said facilities.

(d)
To the Knowledge of the Vendors, neither the whole nor any portion of the Real Properties is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor to the Knowledge of the Vendors has any such condemnation, expropriation or taking been proposed.

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3.1.37	Intellectual Property Rights

(a)
Section 3.1.37 of Schedule 3.1 contains a list of (i) all registered Intellectual Property owned by any member of the Group, including for clarity all internet domain names and social media accounts and handles; (ii) all pending applications for Intellectual Property filed by any member of the Group; (iii) unregistered Owned Intellectual Property that is material to the conduct of the Business; and (iv) all Group IP Agreements that are material to the conduct of the Business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software).

(b)
A member of the Group is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c)	The Owned Intellectual Property and the Third-Party Intellectual Property constitutes all of the Intellectual Property necessary for and material to the conduct of the Business as currently conducted.

(d)
The conduct of the Business as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any Person. No Person is infringing, misappropriating, or otherwise violating any Owned Intellectual Property and, to the Knowledge of the Vendors, any Third-Party Intellectual Property that is material to the conduct of the Business.

(e)
No other Person has the right to use the Owned Intellectual Property, save pursuant to license agreements granted in the Ordinary Course of Business on such terms and conditions as are customary in this field.

(f)
The Owned Intellectual Property is valid, subsisting and in full force and effect and currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof. There is no claim existing or, to the Knowledge of the Vendors, threatened against any member of the Group alleging adverse ownership, infringement, misappropriation, invalidity or other opposition to, or any conflict with, any of the Owned Intellectual Property. There is no claim asserted in writing or, to the Knowledge of the Vendors, Threatened or otherwise existing against any member of the Group alleging adverse ownership, infringement, misappropriation, invalidity or other opposition to, or any conflict with, any of the Third Party Intellectual Property that is material to the conduct of the Business.

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(g)
Each member of the Group has used commercially reasonable efforts to protect and preserve the confidentiality of trade secrets, and other non-public proprietary information in connection with the Business (including measures to protect secrecy and confidentiality where appropriate).

(h)
Except as provided for in Section 3.1.37 of Schedule 3.1, all current employees, contractors and Consultants who contributed to the discovery, development, conception, creation or reduction to practice of any rights in and to any Owned Intellectual Property have entered into valid and enforceable written agreements containing confidentiality obligations and assignments of their interest in such Intellectual Property to respective member of the Group. To the Knowledge of the Vendors, no such employee, contractor or consultant is in default of any material term of any such agreement.

3.1.38
Privacy Laws. Each member of the Group has conducted and is conducting the Business in compliance with all applicable Privacy Laws including in connection with its collection, use and disclosure of Personal Information. No member of the Group has received a complaint or notice of any breach or violation of any such privacy Laws. All Personal Information of each member of the Group:

(a)	has been collected, used or disclosed with the consent of each individual to which such Personal Information relates (if such consent is required under applicable Privacy Laws);

(b)	has been used only for the purposes for which the Personal Information was initially collected or for a subsequent purpose for which consent was subsequently obtained; or

(c)	has been collected, used or disclosed for a purpose in respect of which consent may, under applicable Privacy Laws, be implied.

3.1.39
Anti-Spam Laws. Each member of the Group has at all times since November 25, 2015, complied with CASL in all material-respects and is not aware of any complaints filed against it for failing to comply with CASL.

3.1.40	Information Technology

(a)
Section 3.1.40 of Schedule 3.1 sets out a true, correct and complete list of all material Information Technology owned, licensed, used or held for use in connection with the Business and all fees payable in connection therewith and all Contracts relating to the maintenance and support, security, disaster recovery management and utilization of such Information Technology.

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(b)
None of the Information Technology depends upon any service, technology or data of any third party (other than the Internet and hosted systems). Such Information Technology is sufficient for the conduct of the Business in the Ordinary Course of Business as presently conducted and has not suffered any material malfunctions, failures, unplanned outages or security breaches, including but not limited to, cybersecurity breaches since November 25, 2015. Each member of the Group uses all reasonable means, consistent with industry practice, to protect the security and integrity of all such Information Technology and any and all Personal Information stored therein. The use of any Information Technology by each member of the Group does not exceed the scope of the rights granted therein, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems.

(c)
Since November 25, 2015, no written notice of a defect or default has been sent or received by any member of the Group in respect of any license or lease under which the Group receives Information Technology.

(d)	Each member of the Group has in place industry standard disaster recovery processes.

(e)
None of the Information Technology owned or used by any member of the Group in connection with the Business fails to comply in any material respect with any applicable warranty nor other contractual commitment relating to the use, functionality, or performance of such Information Technology.

(f)
Except as provided for in Section 3.1.40 of Schedule 3.1, no member of the Group has incorporated Open Source Software into, or combined Open Source Software with, the Owned Intellectual Property or Third-Party Intellectual Property and no product or service offered by any member of the Group is distributed with any software that is licensed pursuant to, or is otherwise subject to, an open-source, public-source, freeware or other third party license agreement that, in each case, requires the respective member of the Group to disclose or license any material proprietary source code that embodies Owned Intellectual Property or Third-Party Intellectual Property or that requires any material product or service to be made available at no charge.

3.1.41	Insurance

(a)
Section 3.1.41 of Schedule 3.1 contains a list of all insurance policies currently maintained by or for any member of the Group. Such policies are in force and effect. Copies of all such policies and arrangements have been delivered to the Purchaser.

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(b)	No member of the Group is in default, in any material respect, under any provision of any such policy and has not received notice of cancellation or non-renewal of any such policy.

(c)
To the Knowledge of the Vendors, there is no threatened termination of, or material premium increase with respect to, any of the insurance policies currently maintained by or for any member of the Group. There is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the underwriters of such insurance policy.

3.1.42	Occupational Health & Safety and Workers’ Compensation.

(a)
There are no outstanding inspection orders or written equivalent made under OHS Laws which relate to any member of the Group, and each member of the Group has complied in all material respects with any orders previously issued under OHS Laws.

(b)
All current assessments under workers’ compensation legislation in relation to any member of the Group and, to the knowledge of the Vendors, all of their respective contractors and sub-contractors have been properly paid or accrued. No member of the Group has been subject to any additional or penalty assessment under such legislation which has not been paid or accrued.

(c)	Except as set forth in Section 3.1.42 of Schedule 3.1, there have been no material infractions by any member of the Group or their Employees under OHS Laws.

3.1.43
Safety Incidents. Section 3.1.43 of Schedule 3.1 sets forth and describes, since January 1, 2015, all incidents resulting in bodily injury or harm to an Employee or other person working with or for any member of the Group or in connection with the Business and any sanctions, fines or Orders imposed or threatened on any such member of the Group, the Vendor or any Employees in relation to such incidents.

3.1.44	Customers and Suppliers.

(a)
Section 3.1.44 of Schedule 3.1 lists the Group’s (a) 20 largest customers in terms of sales during (i) the 12 month period ended as of December 31, 2017 and (ii) the eight month period ended as of the Interim Balance Sheet Date and states the approximate total sales by the Group to each such customer during such periods, respectively and (b) ten largest suppliers during the 12 month period ended December 31, 2017 and the eight month period ended as of the Interim Balance Sheet Date. Except as set forth in Section 3.1.43 of Schedule 3.1, no Vendor or member of the Group has received notice of termination or otherwise has Knowledge

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of an intention to terminate or materially reduce the relationship with the Group from any customer or supplier and, to the Knowledge of the Vendors, there is no Basis that could reasonably be expected to lead to the termination or a material reduction of the relation with the Group with respect to any such customer or supplier.

(b)
Except as provided for in Section 3.1.44 of Schedule 3.1, no member of the Group has had sales to customers other than in the United States and Canada in the three year period immediately preceding the Closing Date.

3.1.45
Corrupt Practices. No Vendor or member of the Group or, to the Knowledge of the Vendors, any of the Employees or former employees of the members of the Group has directly or indirectly, in connection with or in any way related to the Business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any Law. There is no pending or, to the Knowledge of the Vendors, Threatened, Claim or Action (or, to the Knowledge of the Vendors, any Basis that could reasonably be expected to lead to any such Claim or Action) by any Governmental Authority relating to possible violations of any anti-corruption Law.

3.1.46
No Broker. Neither the Vendors nor any member of the Group has any liability of any kind to any broker, intermediary, agent or any similar Person for or on account of the transactions contemplated herein, except for Robert W. Baird & Co. Incorporated.

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SCHEDULE 3.2

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND OF THE GUARANTOR
Representations in respect of the Purchaser and of the Parent

3.2.1	Organization

(a)
Each of the Purchaser and of the Parent has been duly incorporated or otherwise formed, is validly subsisting and in good standing under the Laws of its jurisdiction of incorporation or formation. Each of the Purchaser and of the Parent has the corporate or legal power and authority to own its assets and carry on its business as currently owned and carried on. No resolution has been adopted providing for the dissolution or winding-up of the Purchaser or the Parent.

3.2.2	Authority and No Violation

(a)
Each of the Purchaser and the Parent has the corporate or legal power and authority, to execute and deliver each Transaction Document to which it is a party, and to perform and to consummate the Transactions. Each of the Purchaser and the Parent has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. This Agreement has been duly executed by the Purchaser and by the Parent and constitutes a legal, valid and binding obligation, enforceable against the Purchaser and the Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)
The execution by the Purchaser and by the Parent of this Agreement, the performance by the Purchaser of its obligations hereunder and the completion of the transactions contemplated herein, will not result in a material Breach of any provision of their certificate or articles of incorporation and by-laws or of any applicable Laws.

3.2.3
Approvals and Consents. No Consent, Order or permit is necessary or otherwise required to be obtained by the Purchaser or by the Parent from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or the consummation by the Purchaser or by the Parent of the transactions contemplated hereby.

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3.2.4	Accredited Investor Status. The Purchaser is a “accredited investor” within the meaning of National Instrument 45-106 – Prospectus Exemptions.

3.2.5
Litigation. There are no Claims, Actions or Orders pending or, to the knowledge of the Purchaser, Threatened, which might involve the possibility of any material judgment or liability against the Purchaser, or which might adversely affect the ability of the Purchaser to enter into this Agreement or to perform its obligations hereunder.

3.2.6	Tax Matters. The Purchaser is not a “non-resident” of Canada within the meaning of the Tax Act.

3.2.7	No Broker. The Purchaser does not have any liability of any kind to any broker, intermediary, agent or any similar Person for or on account of the transactions contemplated herein.

3.2.8
Purchaser Investigation. The Purchaser has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, prospects and projected operations of the Group and, in making its determination to proceed with the transactions contemplated hereby, the Purchaser has relied solely on the results of its own independent investigation and the representations and warranties of the Corporation and the Vendors expressly and specifically set forth in this Agreement and has not relied on any other representations or warranties. Such representations and warranties of the Corporation and the Vendors contained herein constitute the sole and exclusive representations and warranties made to the Purchaser in connection with the transactions contemplated hereby.

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